Exhibit 4.17
US$375,000,000
SINGLE CURRENCY TERM FACILITY AGREEMENT
dated 1 September 2005
for
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
arranged by
CREDIT SUISSE FIRST BOSTON INTERNATIONAL
and
BNP PARIBAS
with
CREDIT SUISSE, LONDON BRANCH
acting as Agent
BNP PARIBAS
acting as Security Agent
CityPoint
33rd Floor
1 Ropemaker Street
London EC2Y 9UE

(i)

(ii)

THIS AGREEMENT is dated 1 September 2005 and made between:
(1)	COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE, a société anonyme incorporated in France, having its registered office at 1 rue Léon Migaux, 91300 Massy and registered at the Evry commercial registry under number 969 202 241 R.C.S. Evry (the “Borrower”);

(2)	THE COMPANIES listed in Part 1 of Schedule 1 as original guarantors (the “Original Guarantors”);

(3)	CREDIT SUISSE FIRST BOSTON INTERNATIONAL and BNP PARIBAS (the “Arrangers”);

(4)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 as lenders (the “Original Lenders”);

(5)	CREDIT SUISSE, LONDON BRANCH as agent of the other Finance Parties (the “Agent”); and

(6)	BNP PARIBAS as security agent of the other Finance Parties (the “Security Agent”).
IT IS AGREED as follows:
SECTION 1
INTERPRETATION
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:
(a)	a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent.
“Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

“Accounting Reference Date” means 31 December.

“Acquisition” means the acquisition by the Borrower of Shares pursuant to the Initial Purchase, the Mandatory Offer Purchase, the Squeeze-Out Purchase and the Non Offer Purchases.

“Acquisition Costs” means all brokers’ commissions, fees, costs and expenses, stamp, registration and other Taxes specifically contemplated under this Agreement and legal fees incurred by the Borrower or any other member of the Group in each case in connection with the Acquisition or the Transaction Documents provided that Acquisition Costs shall not exceed $375,000,000 less the amount equal to the maximum number of Shares acquired by the Borrower multiplied by the purchase price per share.

“Acquisition Documents” means any share purchase agreement or other document evidencing the agreement between the Borrower and any vendor to effect a purchase of Shares or otherwise relating to the Acquisition, including the Offer Document and the Squeeze-Out Offer Document.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formula).

“Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Advance” means any of the Initial Advance, Mandatory Offer Advance, Squeeze-Out Advance and the Non Offer Advance, as applicable, and “Advances” shall be construed accordingly.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Auditors” means the external auditors of the Borrower.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Available Commitment” means a Lender’s Commitment minus:
(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.
“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Availability Period” means:
(a)	for the Initial Advance on 1 September 2005;

(b)	for the Mandatory Offer Advance from and including the date of this Agreement to and including the date falling nine weeks after the date on which the Offer Document is posted; and

(c)	for each of the Squeeze-Out Advance and each Non Offer Advance from and including the date of this Agreement to and including the date falling one year after the initial Utilisation.
“Base Case Model” means the base case model prepared by the Borrower and delivered to the Agent prior to the date of this Agreement.

“Base Currency” means US$.

“Blocked Account” means an account of the Borrower with the Security Agent withdrawals from which may only be made in accordance with Clause 4.6 (Release from Blocked Account).

“Borrowings” has the meaning given to that term in Clause 20 (Financial Condition).

“Break Costs” means the amount (if any) by which:
(a)	the interest (excluding the Margin and Mandatory Costs) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;
exceeds:
(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris.

“Capital Expenditure” has the meaning given to that term in Clause 20 (Financial Condition).

“Cash Equivalent Investments” means at any time:
(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)	any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)	which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;
(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)	any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in sub-paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,
in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest (other than one arising under the Security Documents).

“Cashflow” has the meaning given to that term in Clause 20 (Financial Condition).

“Charged Property” means all of the assets of the Obligors which from time to time are, or are expressed to be, the subject of the Transaction Security.

“Code” means the rules relating to offers for listed companies as set out in the (Norwegian) Securities Trading Act no. 79 of 19 June 1997, The Oslo Stock Exchange Regulations dated 17 January 1994 no. 30 and the Norwegian Public Limited Companies Act no. 45 of 13 June 1997.

“Commitment” means:
(a)	in relation to each Original Lender, the amount set opposite its name under the heading “Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Letter” means the letter so entitled and entered into by the Borrower on 1 September 2005.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Constitutional Documents” means the statuts of the Borrower.

“Continuing Directors” means, as of any date of determination, any member of the board of directors who (a) was a member of the board of directors on the date of this Agreement or (b) was nominated for election to the board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the members of the board of directors who were members of the board of directors on the date of this Agreement or who were so elected to the board of directors thereafter.

“Debt Refinancing Securities” means the debt securities subject to the debt engagement letter dated 1 September 2005 between the Borrower and the Managers.

“Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Agent.

“Disruption Event” means either or both of:
(a)	material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” means any applicable law or regulation which relates to:
(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.
“Environmental Permits” means any permit and other Authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Refinancing Securities” means the equity securities subject to the equity engagement letter dated 1 September 2005 between the Borrower and the Managers.

“Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

“Excess Cashflow” has the meaning given to that term in Clause 20 (Financial Condition).

“Existing Bonds” means the existing 71/2% Senior Notes due 2015 of the Borrower.

“Extension Request” has the meaning given to it in Clause 2.2 (Request for Extension).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower or the Security Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means 1 September 2006 (save as extended under Clause 2.4 (Extension of Facility)).

“Finance Document” means this Agreement, the Commitment Letter, the Offer Guarantee, any Accession Letter, any Compliance Certificate, any Fee Letter, any Resignation Letter, any Selection Notice, any Security Document, any Utilisation Request and any other document designated as a “Finance Document” by the Agent and the Borrower.

“Finance Party” means the Agent, the Arrangers, the Security Agent or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:
(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.
“Financial Quarter” has the meaning given to that term in Clause 20 (Financial Condition).

“Financial Year” has the meaning given to that term in Clause 20 (Financial Condition).

“GAAP” means IFRS.

“Group” means the Borrower and its Subsidiaries for the time being.

“Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

“Holding Company” means, in relation to a company, corporation or other entity, any other company, corporation or other legal entity in respect of which the former company, corporation or other entity is a Subsidiary.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Initial Advance” means a loan made or to be made under the Facility for the Initial Purchase, as defined in Clause 3.1(a).

“Intellectual Property” means:
(a)	any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.
“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.4 (Default interest).

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Legal Reservations” means:
(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under any statute of limitations, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.
“Lender” means:
(a)	any Original Lender; and

(b)	any bank, financial institution or credit institution (établissement de crédit) in France (or which is recognised as such in accordance with EU regulations), trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders), which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:
(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:
(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.
“Managers” means Credit Suisse First Boston International and BNP Paribas, as Managers of an offering or offerings of Refinancing Securities.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formula).

“Mandatory Offer Advance” means a loan made or to be made under the Facility for the Mandatory Offer Purchase, as defined in Clause 3.1(b).

“Margin” means the rate calculated in accordance with Clause 8.3 (Margin Ratchet).

“Material Adverse Effect” means in the opinion of the Majority Lenders a material adverse effect on:
(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of an Obligor to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.
“Material Subsidiary” means, at any time, a Subsidiary of the Borrower whose total assets, revenues and / or ORBDA as defined in Clause 20.1 (Financial Definitions) then equal or exceed ten per cent. of the total assets, revenues and / or ORBDA of the Group.

For this purpose:
(a)	the consolidated total assets, revenues and / or ORBDA of a Subsidiary of the Borrower will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

(b)	if a Subsidiary of the Borrower becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the consolidated total assets, revenues and / or ORBDA of that Subsidiary will be determined from its latest financial statements;

(c)	the consolidated total assets, revenues and / or ORBDA of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the total assets, revenues and / or ORBDA of any company or business subsequently acquired or disposed of; and

(d)	if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Borrower, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Borrower will be, in the absence of manifest error, conclusive.
“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that as to the last Month of any period:
(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

“Moody’s” means Moody’s Investor Service Limited.

“NOK” means Norwegian kroner, being the lawful currency of Norway.

“Non Offer Advance” means a loan made or to be made under the Facility for any Non Offer Purchase.

“Obligor” means the Borrower or a Guarantor.

“Offer” means the mandatory offer for the Shares to be made by or on behalf of the Borrower on the terms and conditions set out in the Offer Document, as the same may be amended in compliance with this Agreement.

“Offer Document” means the document in the agreed form to be delivered to the shareholders of the Target containing the Offer.

“Offer Expiry Date” means the earliest date on which all of the following have occurred:
(i)	all payments in respect of acceptances of the Offer have been made;

(ii)	no further acceptances of the Offer are possible; and

(iii)	all procedures under the Code which are capable of being implemented have been completed and all payments required by those sections to (or for the benefit of) shareholders in the Target have been made in full.
“Offer Guarantee” means a guarantee to be issued by one or more of the Arrangers and their affiliates in respect of the Offer substantially in the form set out in Schedule 14 (Form of Offer Guarantee) with such changes as may be agreed to reflect the terms of the Offer otherwise as required by the relevant Norwegian authorities and in the latter case, acceptable to the providers of such guarantees.

“Offer Guarantee Issuer” means one or more of the Arrangers and their affiliates which accedes to this Agreement in a form satisfactory to the Agent as an “Offer Guarantee Issuer” prior to the date of issue of the Offer Guarantee.

“Original Financial Statements” means:
(a)	in relation to the Borrower its consolidated audited financial statements for the year ended 31 December 2004;

(b)	in relation to Target, its unaudited pro forma financial statements for its Financial Year ended 31 December 2004;

(c)	in relation to each Original Obligor other than the Borrower, its financial statements for its Financial Year ended 31 December 2004; and

(d)	in relation to any other Obligor, its audited financial statements delivered to the Agent as required by Clause 24 (Changes to the Obligors).
“Original Obligor” means the Borrower and each Original Guarantor.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means:
(a)	the Acquisition;

(b)	an acquisition by way of merger provided that the merger is permitted under paragraph (b) of the definition of Permitted Merger;

(c)	the acquisition of, or investment in, any share or interest in any Permitted Joint Venture, provided that such Permitted Joint Venture is with respect to the Borrower’s land seismic business or otherwise the acquisition of or investment therein, does not exceed $10,000,000 in the aggregate;

(d)	the acquisition by a member of the Group of any share, interest or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal;

(e)	the acquisition by a member of the Group of Cash Equivalent Investments;

(f)	an acquisition by a member of the Group to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent; or

(g)	an acquisition that is a Qualifying Acquisition.
“Permitted Disposal” means any sale, lease, transfer or other disposal:
(a)	made in the ordinary course of trading of the disposing entity;

(b)	of access to multi-client data libraries owned by any member of the Group, but not including the sale, lease, transfer or other disposal of the ownership interests therein;

(c)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(d)	the sale, transfer or disposal of assets by the Borrower or any member of the Group consisting of one 2D seismic vessel, in exchange for equity, joint venture interests or other consideration, if as a result of such disposal the person receiving such property becomes a Subsidiary of the Borrower;

(e)	made by (i) an Obligor to another Obligor or (ii) a non Obligor to another non Obligor or (iii) a non Obligor to an Obligor or (iv) an Obligor to a non Obligor subject to a maximum aggregate amount for all such disposals under this sub-clause (iv) of $25,000,000 during the term of the Facility;

(f)	constituting the creation of any Permitted Security;

(g)	to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent; or

(h)	where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group in any related transaction) does not exceed in aggregate $15,000,0000 (or its equivalent in another currency or currencies).
“Permitted Financial Indebtedness” means:
(a)	any Financial Indebtedness arising or permitted under any Finance Document;

(b)	any Financial Indebtedness not exceeding $60,000,000 arising under the credit facility dated 12 March 2004 between, among others, the Borrower and Natexis Banques Populaires as Agent (the “Existing Facility”);

(c)	any Financial Indebtedness to finance capital expenditure of the Target (including up-grades, conversions and seismic equipment) up to a maximum amount of $70,000,000 (the “Capex Facilities”);

(d)	any Permitted Guarantee;

(e)	any Financial Indebtedness permitted under Clause 21.27 (Treasury Transactions);

(f)	any Financial Indebtedness arising under a Permitted Joint Venture up to a maximum aggregate amount of $15,000,000 (or its equivalent in another currency or currencies) at any one time outstanding;

(g)	any Financial Indebtedness incurred by a member of the Group to which the Agent (on the instructions of the Majority Lenders) shall have given prior written consent;

(h)	any Financial Indebtedness arising under a finance or capital lease the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other finance or capital lease entered into by members of the Group does not at any one time exceed $10,000,000 (or its equivalent in another currency or currencies) but excluding the time charter of the Geocharter;

(i)	the Existing Bonds;

(j)	the Debt Refinancing Securities;

(k)	any Financial Indebtedness listed in Schedule 17 (Existing Financial Indebtedness); or

(l)	any Financial Indebtedness (other than falling within (g) of the definition of Financial Indebtedness) incurred by any Obligor not falling within paragraphs (a) to (h) above, the aggregate outstanding principal amount of which does not at any one time exceed $15,000,000 (or its equivalent in another currency or currencies).
“Permitted Guarantee” means:
(a)	any guarantee arising under the Finance Documents;

(b)	any guarantee issued by a member of the Group in the ordinary course of business;

(c)	any guarantee issued by a member of the Group in respect of the Financial Indebtedness of another member of the Group;

(d)	any guarantee or indemnity or liability to which the Agent (acting on the instructions of the Majority Lenders) has consented in writing; or

(e)	all guarantees, indemnities and liabilities (other than those permitted pursuant to paragraphs (a) to (d) above) the aggregate amount of which is less than $5,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.
“Permitted Joint Venture” means:
(a)	any Joint Venture to which the Agent (acting on the instructions of the Majority Lenders) has given prior written consent; or

(b)	any Joint Venture where:
(i)	no Default is continuing on the date of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi Security for the obligations of, a Joint Venture;

(ii)	the Joint Venture carries on, or is, a business substantially the same as that carried on by the Group; and

(iii)	the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability save to the extent for which adequate reserves are being maintained in accordance with GAAP and/or in respect of which the relevant vendor (if any) has indemnified that member of the Group.
“Permitted Loan” means:
(a)	any loan granted by a member of the Group in the ordinary course of business;

(b)	any loan granted by a member of the Group to another member of the Group;

(c)	any loan consented to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; or

(d)	all loans and credits (other than those permitted pursuant to paragraphs (a) to (c) above) the aggregate amount of which is less than $5,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.
“Permitted Merger” means:
(a)	an acquisition by way of merger provided that the acquisition is a Permitted Acquisition;

(b)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group where all of the business and assets of that member remain within the Group and if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Obligors or a company which becomes an Obligor upon such merger, and:
(A)	the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the member of the Group it has merged with; and

(B)	the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group; or
(c)	an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of any members of the Group that are not Obligors.
“Permitted Security” means:
(a)	any Security granted pursuant to the terms of the Existing Facility prior to the date that the first Loan is made under the Facility;

(b)	any Security granted pursuant to the terms of the Capex Facilities;

(c)	any Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount as stated in that Schedule (or, if higher, the maximum amount of the relevant facility as stated in that Schedule);

(d)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit and credit balances;

(e)	any lien arising by operation of law and in the ordinary course of business;

(f)	any sale of receivables on recourse terms or any Security constituted by any title transfer or retention of title or conditional sale arrangements, in each case which are entered into by any member of the Group in the normal course of its business up to a maximum aggregate amount of $10,000,000;

(g)	any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:
(i)	the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(ii)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(iii)	the Security is removed or discharged within six months of the date of acquisition of such asset if not otherwise permitted under this Agreement;
(h)	any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:
(i)	the Security was not created in contemplation of the acquisition of that company;

(ii)	the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not increased in contemplation of or since the acquisition of that company; and

(iii)	the Security is removed or discharged within six months of the date of acquisition of such asset if not otherwise permitted under this Agreement;
(i)	any Security entered into pursuant to any Finance Document;

(j)	any Security created in respect of any tax assessment or governmental charge or claim provided that (i) the aggregate amount secured by such Security is less than EUR 2,000,000 (or its equivalent in another currency or currencies), (ii) that such assessment, charge or claim is being contested in good faith, (iii) adequate reserves are being maintained for such assessment, charge or claim, (iv) payment in respect of such assessment, charge or claim can be lawfully withheld and (v) any such assessment, charge or claim which relates to an amount in excess of EUR 1,000,000 (or its equivalent in another currency or currencies) has been notified to the Agent;

(k)	any Security to which the Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent;

(l)	any Security securing Financial Indebtedness arising or permitted under paragraph (h) of the definition of Permitted Financial Indebtedness; or

(m)	any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (a) to (l) above) does not exceed $10,000,000 (or its equivalent in another currency or currencies) at any one time outstanding.
“Permitted Share Issue” means:
(a)	the issue by the Borrower of shares in respect of the conversion, redemption or payment of interest of the bonds issued prior to the date of this Agreement by the Borrower with a redemption date in 2012;

(b)	the issue by the Borrower of shares, the proceeds of which issue are used towards the repayment or prepayment of the Facility;

(c)	the issue by the Borrower of any shares pursuant to any share option scheme or issue of free shares to senior management of the Group; or

(d)	distributions in the form of shares by any member of the Group (other than the Borrower) to its shareholders on a pro rata basis; or

(e)	the issue of shares by an Obligor to an Obligor and issue of shares by a non-Obligor to a non-Obligor.
“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organisation, limited liability company or government or other entity.

“Qualifying Acquisition” means an acquisition of any business or all of the issued share capital of a limited liability company if:
(a)	the aggregate net expenditures in such acquisitions for members of the Group is less than US$25,000,000 (or its equivalent in another currency or currencies);

(b)	if the relevant company, business, undertaking, person, partnership or similar arrangement had been consolidated, on a pro forma basis, in the most recent set of consolidated financial statements delivered by the Borrower in accordance with Clause 19.1 (Financial statements), all requirements of Clause 22.2 (Financial covenants and other obligations) would have been satisfied on the date that such requirements were tested by reference to such consolidated financial statements in accordance with Clause 20.3 (Financial Testing); and

(c)	the relevant company, business, undertaking, person, partnership or similar arrangement carries on, or is, a business substantially the same as that carried on by the Group.
“Qualifying Lender” has the meaning given to it in Clause 12 (Tax GrossUp and Indemnities).

“Quarter Date” means the last day of a Financial Quarter.

“Quasi-Security” has the meaning given to that term in Clause 21.13 (Negative pledge).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Receiver” means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property.

“Reference Banks” means BNP Paribas, Calyon, Lloyds Bank and HSBC plc or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Refinancing Securities” means the Debt Refinancing Securities and the Equity Refinancing Securities.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:
(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.
“Relevant Period” has the meaning given to that term in Clause 20 (Financial Condition).

“Repeating Representations” means each of the representations set out in Clause 18.2 (Status) to Clauses 18.7 (Governing law and enforcement), Clause 18.11 (No default), Clause 18.13 (Original Financial Statements), Clause 18.19 (Ranking) to Clause 18.21 (Legal and beneficial ownership) and Clause 18.25 (Centre of main interests and establishments).

“Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

“Screen Rate” means the British Bankers’ Association International Settlement Rate for dollars for the relevant period the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period for the relevant period, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Secured Parties” means each Finance Party from time to time party to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security” means a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” means the share pledge agreement in respect of the Shares to be delivered to the Agent under paragraph 3(e) of Part I of Schedule 2 (Conditions Precedent) together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Shares” means all the issued shares in the capital of the Target (including any shares of the Target issued or to be issued whilst the Offer remains open for acceptance).

“Specified Time” means a time determined in accordance with Schedule 15 (Specified Time).

“Squeeze-Out Advance” means a loan made or to be made under the Facility for any Squeeze-Out Purchase, as defined in Clause 3.1(c).

“Squeeze-Out Offer” means any minority buy-out offer made by the Borrower in respect of the Shares.

“Squeeze-Out Offer Document” means the document in the agreed form to be delivered to the shareholders of the Target containing the Squeeze-Out Offer.

“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies Inc.

“Subsidiary” means, in relation to any company, (i) another company which is controlled by it within the meaning of article L.233-3 of the French Code de Commerce or (ii) fully consolidated in its consolidated financial statements in accordance with article L.233-16 of the French Code de Commerce.

“Syndication Date” means the day on which the Arrangers confirm that the primary syndication of the Facility has been completed.

“Target” means Exploration Resources ASA, a company incorporated under the law of Norway with registered number 987 264 020.

“Target Group” means the Target and its Subsidiaries.

“Term-Out Advance” means a term loan made or to be made under Clause 2.4 (Extension of Facility).

“Total Commitments” means the aggregate of the Commitments being US$375,000,000 at the date of this Agreement.

“Transaction Documents” means the Acquisition Documents and the Finance Documents.

“Transaction Security” means the Security granted in favour of the Finance Parties by any Obligor pursuant to each Security Document.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:
(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.
“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD”, “$” and “dollars” denote the lawful currency of the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

1.2	Construction
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)	the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	“corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce; any merger and any transmission universelle de patrimonie;

(iv)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(v)	a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates;

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	“merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, compliance with which is customary for the persons to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a “security interest” includes any type of security (sûreté réelle) and transfer by way of security;

(xi)	Providing “cash cover” for an Offer Guarantee means paying an amount in the currency of the Offer Guarantee to an interest-bearing account in the name of the Borrower and the following conditions being met:
(A)	the account is with the Agent (if the cash cover is to be provided for all the Lenders);

(B)	until no amount may be drawn under that Offer Guarantee and provided that the Offer Guarantee Issuer has been reimbursed in full for any drawings under that Offer Guarantee, withdrawals from the account may only be made to pay amounts due and payable to the Offer Guarantee Issuer under this Agreement in respect of that Offer Guarantee; and

(C)	the Borrower has executed a security document over that account, in form and substance satisfactory to the Agent, creating a first ranking security interest over that account.
(xii)	“repaying” or “prepaying” an Offer Guarantee means:
(A)	providing cash cover for that Offer Guarantee;

(B)	the maximum amount payable under the Offer Guarantee being reduced or cancelled in accordance with its terms; or

(C)	the Offer Guarantee Issuer being otherwise satisfied that they have no further liability under that Offer Guarantee,

and the amount by which an Offer Guarantee is repaid or prepaid under sub-paragraphs (xii)(A) and (xii)(B) above is the amount for the relevant cash cover or reduction or cancellation as applicable.
(xiii)	a provision of law is a reference to that provision as amended or re-enacted; and

(xiv)	a time of day is a reference to London time.
(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived or remedied.
1.3	Third party rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement

SECTION 2
THE FACILITY
2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a US Dollar term loan facility in an aggregate amount of US$375,000,000 with the option to extend all outstanding Loans under the Facility by a Term-out Advance for a further six months.

2.2	Request for Extension
(a)	The Borrower may request that any outstanding Loans under the Facility owed by it on the Final Maturity Date be extended for a further six months in a single Term-out Advance with effect from the Final Maturity Date.

(b)	Such request (the “Extension Request”) shall be made by notice in writing not less than one month before the Facility Maturity Date.

(c)	Once issued such notice shall be unconditional and irrevocable.

(d)	Only one Extension Request may be made.
2.3	Notification to Lenders

Promptly after receiving it, the Agent shall forward a copy of any Extension Request to each Lender.

2.4	Extension of Facility
(a)	If:
(i)	the Borrower has delivered a valid Extension Request to the Agent under Clause 2.2 (Request for Extension);

(ii)	the Repeating Representations are correct in all material respects;

(iii)	no Default or Event of Default is outstanding; and

(iv)	the Borrower has paid to the Agent any fee required by the Lenders, all outstanding Loans on the Facility Maturity Date shall at the sole option of the Majority Lenders, be converted and consolidated into, and treated as, a single Term-out Advance drawn by the Borrower and the Final Maturity Date in respect of the Facility shall be extended to six months after the anniversary of the date of this Agreement.

(b)	The first Interest Period for such Term-out Advance shall commence on the Final Maturity Date and its duration shall be determined in accordance with Clause 9.1 (Selection of Interest Periods).

2.5	Finance Parties’ rights and obligations
(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.
3.	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards the purchase of Shares at a purchase price of not more than NOK 340 per Share (including discharging its obligations towards the Lenders with respect to the Offer Guarantee, if applicable) and Acquisition Costs:
(a)	with respect to the Initial Advance, funding the initial acquisition by it of a block of not less than 50 per cent. plus one Share of the issued and outstanding Shares (the “Initial Purchase”);

(b)	with respect to the Mandatory Offer Advance, funding, subsequent to the Initial Purchase, any acquisition by way of mandatory public offer for all of the issued and outstanding Shares not purchased in the Initial Purchase or pursuant to a Non Offer Purchase (the “Mandatory Offer Purchase”;

(c)	with respect to the Squeeze-Out Advance, financing the further acquisition by way of squeeze out offer by it of any remaining issued and outstanding Shares not purchased in the Initial Purchase, the Mandatory Offer Purchase or a Non Offer Purchase (the “Squeeze-Out Purchase”); and

(d)	with respect to each Non Offer Advance, financing the acquisition by it of any issued and outstanding Shares not purchased in the Mandatory Purchase or Squeeze-Out Purchase (a “Non Offer Purchase”).
In respect of a Mandatory Offer Advance, the Borrower may also request a Utilisation in the form of issuance of an Offer Guarantee in respect of the Offer.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent
(a)	The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in paragraphs 1 to 3 inclusive of Part I of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)	The Borrower may not deliver a Utilisation Request for an Offer Guarantee unless the Agent has received all the documents and other evidence listed in paragraph 4 of Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(c)	The Borrower may not deliver a Utilisation Request for a Mandatory Offer Advance unless the Agent has received all the documents and other evidence listed in paragraph 5 of Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders upon being so satisfied.

(d)	The Borrower may not deliver a Utilisation Request for a Squeeze-Out Advance unless the Agent has received all the documents and other evidence listed in paragraph 6 of Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(e)	The Borrower may not deliver a Utilisation Request for a Non Offer Purchaser unless the Agent has received all the documents and other evidence listed in paragraph 7 of Part 1 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders upon being so satisfied.
4.2	Further conditions precedent for all Advances

Subject to Clause 4.3 with respect to the Mandatory Offer Advance and the Squeeze-Out Advance only, the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:
(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.
4.3	Certain Funds
(a)	Notwithstanding any failure to satisfy Clause 4.1(e) (Further conditions precedent for all Advances), in order to give certainty of funding for the Loans to be drawn for making a Mandatory Offer Advance or a Squeeze-Out Offer Advance or deemed to be drawn for the purpose of reimbursing the Offer

Guarantee Issuers for any amounts paid by them under the Offer Guarantee, the conditions set out in Clause 4.1(e) (Further conditions precedent for all Advances) shall not apply to such Loans and such Loans shall be made notwithstanding a Default or the expiry of the Availability Period.

(b)	Notwithstanding paragraph (a) above, if Clause 4.2 (Further conditions precedent for all Advances) is not satisfied in relation to a Loan or deemed Loan referred to in paragraph (a) above, there shall be an Event of Default and, following the making of the relevant Loan, all rights, remedies and entitlements shall be available to the Finance Parties to the extent they would have been available but for this Clause 4.3, even though they have not been exercised or available prior to such day.

(c)	The obligations of each Lender to participate in any Loan to be used for the purpose of making a Mandatory Offer Advance, a Non Offer Advance or a Squeeze-Out Offer Advance are subject to the further condition precedent that:
(i)	the Agent has received a copy of one or more contract notes or certificate in accordance with Clause 21.31 (The Offer) from the broker or receiving agent to the Offer dated on or about the date for the making of that Loan; and

(ii)	such contract notes or certificates demonstrate that the aggregate of the amounts paid and payable in respect of purchases of Shares on the relevant Utilisation Date are at least equal to the aggregate of the principal amount of that Loan.
4.4	Maximum number of Loans
(a)	The Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 6 or more Loans would be outstanding.

(b)	The Borrower may not request that a Loan be divided if, as a result of the proposed division, 6 or more Loans would be outstanding.
4.5	Loans for Non-Offer Purchases

The proceeds of each Loan used for a Non-Offer Purchase shall be credited directly either (i) to the Blocked Account (and the provisions of Clause 4.6 (Release from Blocked Account) shall apply and/or (ii) to the extent required, to the relevant broker, to be used to make payments for Non-Offer Purchases of Shares.

4.6	Release from Blocked Account
(a)	Where payments for Non-Offer Purchases, the Mandatory Offer Purchase or the Squeeze-Out Offer Purchase (and/or any related Acquisition Costs) are to be made using the proceeds of Loans previously made available to the Borrower by way of transfer to the Blocked Account, the Agent shall instruct, promptly upon receipt of a copy of the broker’s contract note or broker’s certificate specifying the number of Shares acquired and the relevant settlement date (and/or notice received from the Borrower stating the related Acquisition Costs), the Security Agent to release monies credited to the

Blocked Account to be applied towards such purchases (and/or any related Acquisition Costs).

(b)	Any sums standing to the credit of the Blocked Account after the date on which the Squeeze-Out Offer is launched or, if none is launched the date on which the Borrower notifies the Agent that it will not achieve 90 per cent. ownership of the share capital of the Target, shall be applied to pay Acquisition Costs, if applicable to transfer necessary amounts to the account established for the purpose of holding monies for the Squeeze-Out Offer and, to the extent of any remainder, in prepayment of the Facility.
4.7	Loans for Squeeze-Out Offer Purchases

The proceeds of each Loan used to pay consideration for the Squeeze-Out Offer Purchases (together with amounts transferred from the Blocked Account for the same purpose) equal in aggregate to the amount due under the Squeeze-Out Offer to shareholders in the Target, shall be credited directly to an account with a bank authorised to do banking business in Norway and which account is established for the purpose of holding monies due to shareholders under the Squeeze-Out Offer.

SECTION 3
UTILISATION
5.	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time with the exception of the Initial Advance for which the Utilisation Request may be submitted on the Utilisation Date.

5.2	Completion of a Utilisation Request
(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	it specifies whether the Utilisation is by way of Loan or Offer Guarantee;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods).
(b)	Only one Loan may be requested in each Utilisation Request.
5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be dollars or NOK.

(b)	The amount of the proposed Loan must be an amount which is not more than the Available Facility and which is a minimum of US$10,000,000 or, if less, the Available Facility.
5.4	Lenders’ participation
(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan by the Specified Time.

5.5	Offer Guarantee Utilisation Mechanics
(a)	The Arrangers agree that they shall (or will procure that one of their affiliates shall) enter into an Offer Guarantee on the Utilisation Date specified in the relevant Utilisation Request and which shall be no earlier than the date on which the Offer Document is posted subject to the terms of this Agreement;

(b)	Notwithstanding Clause 5.2 (Completion of a Utilisation Request), a Loan deemed to be made for the purpose of discharging the Borrower’s obligations to the Lenders in the event of a claim made by the Offer Guarantee Issuers on the Lenders pursuant to Clause 5.6 (Offer Guarantees), shall notwithstanding the occurrence of any Default or the expiry of the Availability Period, be made to the Borrower as follows:
(i)	a Utilisation Request shall be deemed to have been made in respect of such Loan;

(ii)	the Utilisation Date for such Loan will be the date of the notification of such Loan to the Borrower by the Agent;

(iii)	the principal amount of such Loan will be:
(A)	less than or equal to the Available Facility; and

(B)	the US dollar equivalent (as determined by the Agent) of an amount equal to the amount paid or payable by the Offer Guarantee Issuers pursuant to the Offer Guarantee or by the Lenders to the Offer Guarantee Issuers in accordance with paragraph (b) of Clause 5.6 (Offer Guarantee);
(iv)	each such Loan shall be in dollars and shall have an Interest Period selected by the Agent after consultation, if reasonably practicable, with the Borrower; and

(v)	the proceeds of such Loan will be credited directly to the account of the Offer Guarantee Issuers in the event of any shortfall in amounts owed by the Lenders to the Offer Guarantee Issuers or in the event the Lenders have not paid the Offer Guarantee Issuers or set-off against the liability of the Borrower to the Lenders pursuant to Clause 5.6 (Offer Guarantee), as the case may be.
(c)	Each Offer Guarantee Issuer shall promptly notify the Agent in writing of (i) any amounts paid by it under any Offer Guarantee and (ii) any amounts which are received by it from any Lender pursuant to this Clause 5.5 prior to the relevant Utilisation Date. Upon receiving such notification, the Agent shall notify the Parties.

(d)	Notwithstanding the obligation of each Lender to make available its participation in any Loan requested in accordance with the provisions of this Clause 5.5 (Offer Guarantee Utilisation Mechanics), such Offer Guarantee Issuer will be deemed to have made available a Loan to the Borrower in any amount equal to the amount set out in paragraph (c)(i) above, less the amount set out in paragraph (c)(ii) above and such Borrower shall be deemed to have participated in such deemed Loan in that amount.

(e)	The rights and obligations in respect of the Loan deemed to have been made in accordance with this Clause 5.5 of any Lender who has failed to pay any amounts due to the Offer Guarantee Issuers shall be deemed to have been transferred pro tanto in accordance with the provisions of Clause 23 (Changes to the Lenders) to the relevant Offer Guarantee Issuer and such Offer Guarantee Issuer shall be a New Lender in accordance with the provisions of Clause 23 (Changes to the Lenders) in respect of such amount. For the avoidance of doubt, the Borrower may make no request for a Utilisation hereunder in respect of such amounts and no such request shall be deemed to be made.

(f)	Any Lender failing to make available any amount due to the Offer Guarantee Issuers in the event a claim has been made by the Offer Guarantee Issuers on the Lenders pursuant to Clause 5.6 (Offer Guarantee) shall indemnify the Offer Guarantee Issuers against any cost (including but not limited to any fee payable in accordance with Clause 23.3 (Assignment or Transfer Fee)), loss or liability which any Offer Guarantee Bank may sustain by reason of or arising in any way in connection with or by reference to its failure to perform its obligations in respect of such amount.

(g)	If a Utilisation Request is deemed given in accordance with this Clause 5.5 (Offer Guarantee Utilisation Mechanics), a further Utilisation Request may be made at any time thereafter by the Arrangers (and the Borrower hereby appoints the Arrangers as its lawful attorneys to do so) with regard to any Acquisition Costs associated with the Offer.
5.6	Offer Guarantee
(a)	If no (or insufficient) Loans have been made available to fund amounts required to be paid to the Offer Guarantee Issuers in respect of Shares to be purchased pursuant to the Offer, as applicable, and the Offer Guarantee Issuers are required to pay any amounts pursuant to the Offer Guarantee, the Offer Guarantee Issuers shall immediately notify the Agent of the claim under an Offer Guarantee and the Agent shall immediately notify the Lenders.

(b)	Notwithstanding any provision of this Agreement to the contrary each Lender shall (pro rata to its aggregate Commitment as a proportion of the sum of the Total Commitments but in an amount not more than its Available Commitment) immediately on demand pay the Offer Guarantee Issuers the amount of any payment made or required to be made by each of the Offer Guarantee Issuers in respect of a claim under an Offer Guarantee. This obligation shall be binding on each such Lender, notwithstanding the occurrence of any Event of Default. For the avoidance of doubt, the Lenders’ obligation under this Clause shall not be subject to any Availability Period.

(c)	If the Lenders are required to pay any amount to the Offer Guarantee Issuers pursuant to paragraph (b) above, the Borrower:

(i)	agrees to pay to the Agent for the Lenders immediately on demand from the Agent an amount equal to and in the same currency as each amount payable by the Lenders under paragraph (b) above; and

(ii)	undertakes to indemnify each Finance Party from and against any cost, loss or liability which that Finance Party may incur or sustain by reason of or arising in any way whatsoever in connection with or by reference to its performance of the obligations expressed to be assumed by it in respect of paragraph (b) above.
(d)	The Borrower (and in the case of paragraph (i), the Lenders) unconditionally and irrevocably:
(i)	authorises and directs the Offer Guarantee Issuers and each Lender to pay any amount claimed under and in accordance with an Offer Guarantee or paragraph (b) above without carrying out any investigation or requesting the agreement of any Obligor that the amount so demanded or paid is or was due and notwithstanding that any Obligor may dispute the validity of any such request, demand or payment and whether the notification of any demand under any Offer Guarantee was received by an Offer Guarantee Issuer by fax or letter and an Offer Guarantee Issuer shall be entitled to rely on such fax or letter as being genuine without further investigation and failure to make such investigation is agreed by the Lenders not to constitute negligence or misconduct;

(ii)	confirms that no Finance Party shall be concerned with the legality of the claim or any others underlying transactions;

(iii)	agrees that its obligations under this Clause will not be affected by:
(A)	the sufficiency, accuracy or genuineness of any claim or any other document; or

(B)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
(e)	Each of the Lenders and the Borrower agrees that its respective obligations under this Clause 5.6 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 5.6 (whether or not known to it or any other person), including:
(i)	any time, waiver or consent granted to or composition with any Obligor, a Finance Party or any other person;

(ii)	the release of any Obligor, any Finance Party or any other person under the terms of any composition or arrangement with any creditor of the relevant person;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against or security over assets of, any Obligor or any other person or arising under an Offer Guarantee or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;
(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any Finance Party or any other person;

(v)	any amendment (however fundamental), replacement or extension of or increase in liabilities under or reopening or renewal of an Offer Guarantee or this Agreement, a Finance Document or any other document or security;

(vi)	any unenforceability, illegality, or invalidity of any obligation of any person under any Finance Document, an Offer Guarantee or any other document or security; or

(vii)	any insolvency or similar proceedings.
(f)	The obligations of the Borrower under this Clause 5 shall be in addition to and shall not be in any way prejudiced by any collateral or other security now or hereafter held by any Finance Party as security or any lien to which that Finance Party may be entitled.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	REPAYMENT

6.1	Repayment of Loans

Except for a Term-out Advance, the Borrower shall repay each Loan in full by no later than the Final Maturity Date. The Borrower shall repay any Term Out Advance no later than six months after the Final Maturity Date.

6.2	Reborrowing

The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Definitions

For the purposes of this Clause 7:

“Debt Offer” means an offering to the public or any third party of Debt Refinancing Securities made pursuant to the provisions of Clause 21.34 (Refinancing Securities);

“Equity Offer” means an offering to the public or any third party of shares or other equity instruments in any member of the Group, including without limitation any offering of Equity Securities made pursuant to the provisions of Clause 21.34 (Refinancing Securities);

“Net Debt Proceeds” means the net cash proceeds from any Debt Offer, where “net cash proceeds” means all cash proceeds received in a Debt Offer less all legal fees, accountants’ fees, consultant and other costs and expenses reasonably and actually incurred in connection with such Debt Offer;

“Net Disposal Proceeds” means the cash proceeds (including any amount received in repayment of intercompany debt) of any disposal (other than a Permitted Disposal) of any asset of any member of the Group after deducting:
(a)	legal fees, accountant’s fees, consultant and other customary fees and other costs and expenses reasonably and actually incurred in connection with such disposal;

(b)	VAT paid or payable by the seller due to such disposal;

(c)	any other tax incurred and required to be paid by the seller in connection with such disposal (as reasonably determined by the seller, acting in good faith, on the basis of existing rates and taking account of any available credit, deduction or allowance);

(d)	amounts required to be applied to the repayment of financial indebtedness (other than under a Revolving Credit Facility) secured by a lien on the asset disposed of and not otherwise prohibited by this Agreement; and

(e)	cash reserved or escrowed for sale indemnities save to the extent released and not paid to the purchaser;
“Net Equity Proceeds” means the first US$225,000,000 of net cash proceeds received from any Equity Offer other than Equity Offers that generate net cash proceeds of less than US$25,000,000 until such time as the aggregate net cash proceeds of all such Equity Offers exceed US$25,000,000 after which the net cash proceeds from all equity offers shall count towards the first US$225,000,000, where “net cash proceeds” means all cash proceeds received in an Equity Offer less all legal fees, accountant’s fees, consultant and other costs and expenses reasonably and actually incurred in connection with such Equity Offer; and

“Net Insurance Proceeds” means the cash proceeds of any insurance claim (other than in relation to third party liabilities that are actually applied to meet such liabilities or in relation to consequential loss policies that are actually applied to cover operating losses or business interruption) received by any member of the Group (after deducting legal fees, accountants’ fees, consultant and other customary fees and other costs and expenses reasonably and actually incurred by any member of the Group in relation to such claim) other than any proceeds which are applied to the replacement, reinstatement and/or repair of the assets in respect of which the relevant insurance claim was made as soon as reasonably practicable and, in any event, within twelve months of receipt of such proceeds (or such longer period as agreed by the Agent acting reasonably) and other than any proceeds required to be paid over to a holder of security over the asset that is the subject of the claim.

“Net Proceeds” means the Net Disposal Proceeds, Net Insurance Proceeds, Net Debt Proceeds or Net Equity Proceeds.

7.2	Illegality
(a)	If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:
(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(iii)	the Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).
(b)	If it becomes unlawful for an Offer Guarantee Issuer to issue or leave outstanding any Offer Guarantee, then:

(i)	that Offer Guarantee Issuer, as applicable, shall promptly notify the Agent upon becoming aware of that event;

(ii)	the Agent shall promptly notify the Borrower, and the Offer Guarantee Issuer shall not be obliged to issue any Offer Guarantee; and

(iii)	the Borrower shall procure the release of each Offer Guarantee issued by that Offer Guarantee Issuer and outstanding at such time or provide cash cover in respect of any amount outstanding thereunder.
7.3	Change of control
(a)	Upon the occurrence of a “Change of Control”:
(i)	the Borrower shall promptly notify the Agent upon becoming aware of the Change of Control;

(ii)	if a Lender so requires and notifies the Agent within seven days of the Borrower notifying the Agent of the Change of Control the Agent shall, by not less than 30 days notice to the Borrower, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.
(b)	For the purpose of paragraph (a) above “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following:
(i)	the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Subsidiaries, taken as a whole;

(ii)	the adoption, by shareholders of the Borrower, of a voluntary plan relating to the liquidation or dissolution of the Borrower;

(iii)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person or persons acting in concert becomes the beneficial owner, directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding voting shares of the Borrower; or

(iv)	the first day on which more than a majority of the members of the board of directors of the Borrower are not continuing directors.
(c)	For the purpose of paragraph (a) above “acting in concert” has the meaning given in article L.233-10 of the French Code de Commerce.

7.4	Mandatory Prepayment of Proceeds

On receipt by any member of the Group of Net Proceeds, the Borrower shall apply the full amount of such Net Proceeds received in prepayment of the Loans subject to Clause 7.9(g) (Restrictions).

7.5	[Intentionally deleted]

7.6	Voluntary cancellation

The Borrower may, if it gives the Agent not less than three Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000) of the Available Facility. Any cancellation under this Clause 7.6 shall reduce the Commitments of the Lenders rateably.

7.7	Voluntary prepayment of Loans
(a)	The Borrower may, if it gives the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000).

(b)	A Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).
7.8	Right of repayment and cancellation in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs), the Borrower may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower to which the Loan is outstanding shall repay that Lender’s participation in that Loan.

7.9	Restrictions
(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

(g)	Clause 7.4 (Mandatory Prepayment of Proceeds) shall not apply to the extent that it would be unlawful to do so, provided that the Borrower has (and it shall procure that the relevant member(s) of the Group have) used all reasonable endeavours to:
(i)	avoid such unlawfulness and to pay such Net Proceeds into an account which is subject to security, in form and substance satisfactory to the Security Agent (acting reasonably), in favour of the Lenders to secure all of the obligations of the Obligors under the Finance Documents; and

(ii)	facilitate cash movement within the Group (taking into account the need for cash resources of relevant members of the Group) to enable an amount equal to the prepayment to be made, until the relevant unlawfulness no longer applies.
7.10	Replacement of a Non-Consenting Lender or Non-Funding Lender
(a)	In this Clause 7.10 and in Clause 7.11 (Replacement of a Lender):
(i)	“Non-Consenting Lender” means any Lender which does not agree to a consent, waiver or amendment if:
(A)	the Borrower or the Agent has requested a consent under or waiver or amendment of any provision of any Finance Document;

(B)	that consent, waiver or amendment requires the agreement of all the Lenders; and

(C)	the Majority Lenders have agreed to that consent, waiver or amendment,
(ii)	“Non-Funding Lender” means:
(A)	any Lender which has failed to make or participate in any Loan as required by this Agreement; or

(B)	any Lender which has given notice to a Borrower or the Agent that it does not intend to make or participate in any Loan as required by this Agreement or has repudiated its obligation to do so.
(b)	If:
(i)	any Lender becomes a Non-Consenting Lender; or

(ii)	any Lender becomes a Non-Funding Lender,
the Borrower or the Majority Lenders may, if it gives or, as the case may be, they give the Agent and that Lender not less than 15 Business Days’ prior notice, arrange for the transfer of the whole (but not part only) of that Lender’s Commitment and participations in the Loans at par to a new or existing Lender willing to accept that transfer.
7.11	Replacement of a Lender
(a)	The replacement of a Lender pursuant to this Clause 7.11 or Clause 7.10 (Replacement of a Non-Consenting Lender or Non-Funding Lender) shall be subject to the following conditions:
(i)	no Finance Party shall have any obligation to find a replacement Lender;

(ii)	any replacement of a Non-Consenting Lender must take place no later than 60 days after the earlier of (A) the date of the Non-Consenting Lender notified the Agent of its refusal to agree to the relevant consent waiver or amendment and (B) the deadline (being not less than 15 Business Days after the Lender received the request for the relevant consent, waiver or amendment) by which the Non-Consenting Lender failed to reply to that request;

(iii)	any replacement of a Non-Funding Lender must take place no later than 60 days of it failing to make or participate in a Loan or giving notice under paragraph (a)(ii)(B) of Clause 7.10 (Replacement of a Non-Consenting Lender or Non-Funding Lender);

(iv)	any Lender replaced pursuant to this Clause 7.11 or Clause 7.10 (Replacement of a Non-Consenting Lender or Non-Funding Lender)

shall not be required to refund, or to pay to surrender to any other Lender, any of the fees or other amounts received by that Lender under any Finance Document; and
(v)	any replacement pursuant to this Clause 7.11 or Clause 7.10 (Replacement of a Non-Consenting Lender or Non-Funding Lender) of a Lender which is the Agent shall not affect its role as the Agent.

SECTION 5
COSTS OF UTILISATION
8.	INTEREST

8.1	Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:
(a)	Base Margin (as defined in Clause 8.3) (Margin Ratchet);

(b)	US$ LIBOR; and

(c)	Mandatory Cost, (if any).
for the first six months, plus 0.50 per cent per annum during the first three month period thereafter, plus 1.00 per cent per annum during the next three month period thereafter and plus 2.00 per cent per annum during the remaining period to the Final Maturity Date.

8.2	Payment of interest

The Borrower shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Margin Ratchet
(a)	The “Base Margin” will be based upon the Existing Bonds’ credit rating and calculated in accordance with Clauses 8.3(b) and (c) (Margin Ratchet).

(b)	The Base Margin will, on each date on which a credit rating is assigned to the Existing Bonds by either Moody’s or Standard & Poor’s after the date of this Agreement, be equal to the percentage rate specified in the table below and set opposite the relevant credit rating assigned to the Existing Bonds at that time.

	Rating
Moody’s	Standard & Poor’s	Margin
		(per cent. per annum)
BB- or higher	Ba3 or higher	4.25
B+	B1	5.25
B	B2	5.75
B- or lower	B3 or lower	6.25

(c)	If at any time there is a difference in the long term credit rating assigned to the Borrower by each of Moody’s and Standard & Poor’s (or only one such agency assigns a credit rating to the Existing Bonds) the Margin will be determined on the basis of the lower (or the only) such rating unless, in the case of a difference in ratings, such ratings are more than one notch apart in which case the Margin will be determined on the basis of the rating which is one notch above the lower of those ratings.

(d)	If at any time neither Moody’s nor Standard & Poor’s assigns a credit rating to the Existing Bonds the Base Margin will, in the absence of agreement to the contrary pursuant to paragraph (h) below, be six point two five per cent. (6.25%) per annum.

(e)	Any adjustment to the Base Margin (whether upwards or downwards) in accordance with paragraphs (b), (c) or (d) above will apply for each Loan with effect from:
(i)	the date of announcement of any relevant change to the credit rating assigned to the Existing Bonds in the case of a rating downgrade;

(ii)	the date of published confirmation of any relevant change to the credit rating assigned to the Existing Bonds in the case of a rating upgrade; and/or

(iii)	the date on which a credit rating ceases to be assigned to the Existing Bonds by either Moody’s or Standard & Poor’s.
(f)	Promptly upon the directors of the Borrower becoming aware of the same the Borrower shall inform the Agent in writing if any change in the credit rating assigned by either Moody’s or Standard & Poor’s to the Existing Bonds are published, confirmed or announced or if a credit rating ceases to be assigned to the Existing Bonds by either Moody’s or Standard & Poor’s.

(g)	The Borrower will use its reasonable endeavours to ensure that both Moody’s and Standard & Poor’s assign a credit rating to the Existing Bonds.

(h)	If save as a result of a neglect or breach of this Agreement by the Borrower neither Moody’s nor Standard & Poor’s assigns a rating to the Existing Bonds and the Borrower so requires, the Borrower and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the Base Margin.

(i)	Any alternative basis agreed will, with the prior consent of all the Lenders and the Borrower, be binding on all the Parties.
8.4	Default interest
(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is one per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.4 shall be immediately payable by the Obligor on demand by the Agent.
(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:
(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be one per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable only if, within the meaning of Article 1154 of the French Code civil, such interest is due for a period of at least one year.
8.5	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

8.6	Effective Global Rate (Taux Effectif Global)

For the purposes of Articles L313-1 et seq, R 313-1 and R313-2 of the Code de la Consommation, the Parties acknowledge that by virtue of certain characteristics of the Facility (and in particular the variable interest rate applicable to Loans and the Borrower’s right to select the currency and the duration of the Interest Period of each Loan) the taux effectif global cannot be calculated at the date of this Agreement. However, the Borrower acknowledges that it has received from the Agent a letter substantially in the form of Schedule 13 (Form of TEG letter) containing an indicative calculation of the taux effectif global, based on figured examples calculated on assumptions as to the taux de période and durée de période set out in the letter. The Parties acknowledge that that letter forms part of this Agreement.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods
(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for the Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 9.2 (Changes to Interest Periods), be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one or three Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.
9.2	Changes to Interest Periods

If the Agent makes any change to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Borrower and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation and division of Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:
(i)	relate to Loans; and

(ii)	end on the same date,
those Loans will, unless the Borrower specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

(b)	Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if the Borrower requests in a Selection Notice that a Loan be divided into two or more Loans, that Loan will, on the last day of its Interest Period, be so divided into the amounts specified in that Selection Notice, being an aggregate amount equal to the amount of the Loan immediately before its division.
10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if US$ LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable US$ LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption
(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.
(b)	In this Agreement “Market Disruption Event” means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine US$ LIBOR for the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 35 per cent. of that Loan) that the cost to it or them of obtaining matching deposits in the Relevant Interbank Market would be in excess of US$ LIBOR.
10.3	Alternative basis of interest for funding
(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.
10.4	Break Costs
(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Commitment fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee computed at the rate of 0.50 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.
11.2	Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.4	Security Agency fee

The Borrower shall pay to the Security Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.5	Other Fees

The Borrower shall pay to the Arrangers other fees in the amounts and at the time, as may be set out in a Fee Letter.

11.6	Offer Guarantee fee and fronting fee
(a)	The Borrower shall pay to the Agent (for the account of each Lender) a fee equal to the Base Margin on that Lender’s participation in the Offer Guarantee.

(b)	The Borrower shall pay to the Agent on behalf of the Offer Guarantee Issuers a fronting bank fee equal to 0.125 per cent. per annum on the amount of the Offer Guarantee.

(c)	The accrued Offer Guarantee fee and fronting fee shall be payable on the last day of each successive period of one month after the date of issue of the Offer Guarantee.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	TAX GROSS UP AND INDEMNITIES

12.1	Tax Definitions
(a)	In this Agreement:
“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means a Lender which:
(i)	has its Facility Office in France; or

(ii)	fulfils the conditions imposed by French law taking into account, as the case may be, any double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities), in order for that payment not to be subject to (or as the case may be, to be exempt from) any Tax Deduction.
“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means an increased payment made by a Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which is entitled to that payment under a double taxation agreement (subject to the completion of any necessary procedural formalities) without a Tax Deduction.
(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that a Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a

Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower and that Borrower.

(c)	If a Tax Deduction is required by law to be made by a Borrower, the amount of the payment due from that Borrower to a Finance Party shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	A Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by France from a payment of interest on a Loan, if on the date on which the payment falls due:
(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law, regulation or double taxation agreement, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.
(e)	If a Borrower is required to make a Tax Deduction, that Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Borrower to obtain authorisation to make that payment without a Tax Deduction.

(h)	Each Lender represents that, as at the date of this Agreement or, if it becomes a party to this Agreement after the date of this Agreement, on the date it becomes party to this Agreement, it is a Qualifying Lender.

12.3	Tax indemnity
(a)	The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income of that Finance Party which is received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.
(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from a Borrower under this Clause 12.3, notify the Agent.
12.4	Tax Credit

If a Borrower makes a Tax Payment and the relevant Finance Party determines that:
(a)	a Tax Credit is attributable to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to that Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by that Borrower.
12.5	Stamp taxes
The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.
12.6	Value added tax
(a)	All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.
(b)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.
13.	INCREASED COSTS

13.1	Increased Costs
(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document, which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims
(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
13.3	Exceptions
(a)	Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Tax Definitions).
14.	OTHER INDEMNITIES

14.1	Currency indemnity
(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:
(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
14.2	Other indemnities

The Borrower shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:
(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Lender alone); or

(d)	the Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Borrower.
14.3	Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:
(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
14.4	Indemnity to the Security Agent

The Borrower shall promptly indemnify the Security Agent and every delegate against any cost, loss or liability incurred by it as a result of:
(a)	the taking, holding, protection or enforcement of any Transaction Security;

(b)	the exercise of any rights, powers, discretion and remedies vested in the Security Agent and each delegate by the Finance Documents or by law; and

(c)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.
The Security Agent may in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this Clause 14.4 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all monies payable to it.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation
(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.2 (Illegality), Clause 12.2 (Tax gross-up), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
15.2	Limitation of liability
(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:
(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.
16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE
17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:
(a)	guarantees to each Finance Party punctual performance by the Borrower of its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.
17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:
(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:
(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.
17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:
(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.
17.7	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:
(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.
17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9	Limitations of Liability of Norwegian Guarantors

Notwithstanding anything to the contrary contained herein, the liabilities of the Norwegian Guarantor under the Finance Documents shall be limited if (and only if) required by an application of the provisions of the Norwegian Limited Liabilities Companies Act (in Norwegian: “aksjeloven”), prohibited loans and guarantees (Section 8-7), as amended, supplemented and/or re-enacted from time to time.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	REPRESENTATIONS

8.1	General

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party.

18.2	Status
(a)	It and each of its Subsidiaries is a limited liability corporation (except Sea Survey II which is an unlimited liability corporation), duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.
18.3	Binding obligations

Subject to the Legal Reservations:
(a)	the obligations expressed to be assumed by it in each Transaction Document to which it is a party or under which it is otherwise obligated to perform are legal, valid, binding and enforceable obligations; and

(b)	(without limiting the generality of paragraph (a) above), each Security Document to which it is a party or under which it is otherwise obligated to perform creates the security interests which that Security Document purports to create and those security interests are valid and effective.
18.4	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents and the granting of the Security do not and will not conflict with:
(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument (being a material agreement or instrument in the case of a member of the Group which is not an Obligor) binding upon it or any member of the Group or any of its or any member of the Group’s assets or constitute a default or termination event (however described) under any such agreement or instrument.

18.5	Power and authority
(a)	It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Transaction Documents to which it is or will be a party or under which it is obligated to perform and the transactions contemplated by those Transaction Documents.

(b)	No limit on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Transaction Documents to which it is a party.
18.6	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Transaction Documents to which it is a party or under which it is obligated to perform; and

(ii)	to make the Transaction Documents to which it is a party or under which it is obligated to perform admissible in evidence in its Relevant Jurisdictions other than any actions specifically referred to in the legal opinions delivered under Part I and Part II of Schedule 2 (Conditions Precedent) and which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties), have been obtained or effected and are in full force and effect.

(b)	All Authorisations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect.
18.7	Governing law and enforcement
(a)	The choice of law specified in each Finance Document as the governing law of that Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in England (or in the jurisdiction of the governing law of that Finance Document) in relation to a Finance Document will be recognised and enforced in its Relevant Jurisdictions.
18.8	Insolvency

No:
(a)	corporate action, legal proceeding or other procedure or step described in paragraph (a) of Clause 22.7 (Insolvency proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ process),

has been taken or, to the knowledge of the Borrower, threatened in relation to a member of the Group; and none of the circumstances described in Clause 22.6 (Insolvency) applies to a member of the Group.
18.9	No filing or stamp taxes

Under the laws of its Relevant Jurisdictions it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than any actions specifically referred to in the legal opinions delivered under Part I and Part II of Schedule 2 (Conditions Precedent) and which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties).

18.10	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

18.11	No default
(a)	No Event of Default and, on the date of this Agreement and the Closing Date, no Default is continuing or is reasonably likely to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)	No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is reasonably likely to have a Material Adverse Effect.
18.12	No misleading information
(a)	Any factual information provided by any member of the Group to any of the Finance Parties was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)	No event or circumstance has occurred or arisen and no information has been omitted from the information provided and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the information provided being untrue or misleading in any material respect.

(c)	All material information provided to a Finance Party by or on behalf of the Borrower in connection with the Acquisition on or before the date of this Agreement and not superseded before that date is accurate and not misleading in any material respect and all projections prepared by the Borrower which are provided to any Finance Party on or before the date of this Agreement have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(d)	All other written information provided by any member of the Group (excluding the Target and its Subsidiaries) (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.
18.13	Original Financial Statements
(a)	The Borrower’s Original Financial Statements were prepared in accordance with GAAP consistently applied and the Original Financial Statements of each other Obligor were prepared in accordance with applicable generally accepted accounting principles consistently applied.

(b)	Its Original Financial Statements fairly present its financial condition and results of operations for the relevant financial year.

(c)	There has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group excluding the Target Group and the Acquisition, in the case of the Borrower) since the date of the Original Financial Statements.

(d)	The Original Financial Statements of the Borrower do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group.

(e)	Its most recent financial statements delivered pursuant to Clause 19.1 (Financial Statements):
(i)	have been prepared in accordance with GAAP (in the case of the Borrower) and generally applicable accounting principles (for each other Obligor); and

(ii)	fairly present its consolidated or unconsolidated as the case may be financial condition as at the end of, and consolidated or unconsolidated as the case may be results of operations for, the period to which they relate.
(f)	As at each Quarter Date, there has been no material adverse change in its assets, business or financial condition (or the assets, business or consolidated financial condition of the Group, in the case of the Borrower) since the date of the immediately preceding Quarter Date.

(g)	The budgets and forecasts supplied under this Agreement were arrived at after careful consideration and have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful enquiry)) been started or threatened against it or any of its Subsidiaries.

18.15	No breach of laws
(a)	It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b)	No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.
18.16	Environmental laws
(a)	Each member of the Group is in compliance with Clause 21.3 (Environmental compliance) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.
18.17	Taxation
(a)	It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of US$10,000,000 (or its equivalent in any other currency) or more.

(b)	No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group of US$10,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.
18.18	Security and Financial Indebtedness
(a)	No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b)	No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

18.19	Ranking

The Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security.

18.20	Good title to assets

It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

18.21	Legal and beneficial ownership
(a)	It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b)	All the Shares acquired prior to the date of this Agreement are, and those acquired after the date of this Agreement will be, legally and beneficially owned by the Borrower free from any claims, third party rights or competing interests.
18.22	Shares

The shares of any member of the Group which are subject to the Transaction Security are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares are subject to the Transaction Security do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Transaction Security.

18.23	Intellectual Property

It and each of its Subsidiaries:
(a)	is the sole legal and beneficial owner of or has licensed to it on normal commercial terms all the Intellectual Property which is material in the context of its business and which is required by it in order to carry on its business as it is being conducted;

(b)	does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would be reasonably likely to have a Material Adverse Effect; and

(c)	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.
18.24	Accounting reference date

The Accounting Reference Date of each Obligor and Material Subsidiary is 31 December.

18.25	Centre of main interests and establishments

For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), its centre of main interest (as that term is used in Article 3(1) of the Regulation) is situated in its jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulations) in any other jurisdiction.

18.26	Terms of the Offer

The Offer Documents and the Squeeze-Out Offer Documents and any other document referred to in paragraphs 4 and 5 of Part 1 of Schedule 2 (Conditions Precedent Documents) under the heading “Offer Conditions” and “Squeeze-Out Offer Conditions”, respectively delivered to the Agent under this Agreement contain all the material terms of the Offer and the Squeeze-Out Offer Conditions, respectively.

18.27	Times when representations made
(a)	Save as set out in paragraph (f), all the representations and warranties in this Clause 18 are made by each Original Obligor on the date of this Agreement.

(b)	The representations and warranties in Clause 18.12 (No misleading information) are deemed to be made by each Obligor on the Syndication Date.

(c)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, on each Utilisation Date and on the first day of each Interest Period (except that those contained in paragraphs (a), (b), (d) and (e) of Clause 18.13 (Original Financial Statements) will cease to be so made once subsequent financial statements have been delivered under this Agreement and those in paragraph (c) shall not be repeated after the date of this Agreement).

(d)	The Repeating Representations in this Clause 18 except Clause 18.12 (No misleading information), are deemed to be made by each Additional Obligor on the day on which it becomes (or it is proposed that it becomes) an Additional Obligor.

(e)	The representations and warranties set out in Clause 18.26 (Terms of The Offer) are made on the date of the launch of the Offer.

(f)	Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.
19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

In this Clause 19:

“Annual Financial Statement” means the financial statements for a Financial Year delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements).

“Monthly Report” means the consolidated income statement together with estimated consolidated net debt delivered pursuant to paragraph (c) of Clause 19.1 (Financial statements) in the form set out in Schedule 16 (Form or Monthly Report).

“Quarterly Financial Statement” means the financial statements delivered pursuant to paragraph (b) of Clause 19.1 (Financial statements).

19.1	Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:
(a)	as soon as they are available, but in any event within 180 days after the end of each of its Financial Years:
(i)	its audited consolidated financial statements for that Financial Year; and

(ii)	the audited or unaudited (if audited not available) financial statements (consolidated if appropriate) of each Obligor for that Financial Year. The unaudited financial statements will be signed by the Chief Financial Officer of the relevant Obligor,
(b)	within 60 days after the end of each of the first and third quarter of each Financial Year (and within 75 days after the end of the second quarter of each Financial Year) its unaudited consolidated financial statements for that Financial Quarter; and

(c)	as soon as they are available, but in any event within 30 days after the end of each month a Monthly Report for that month (to include a cumulative consolidated income statement for the Financial Year to date).
19.2	Provision and contents of Compliance Certificate
(a)	The Borrower shall supply a Compliance Certificate to the Agent quarterly with each set of its Financial Statements delivered under Clause 19.1(b) above.

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 20 (Financial Condition).

(c)	Each Compliance Certificate shall be signed by two authorised officers of the Borrower and, if required to be delivered with the consolidated Annual Financial Statements of the Borrower, shall be reported on by the Borrower’s Auditors in the form agreed by the Borrower and the Majority Lenders.

19.3	Requirements as to financial statements
(a)	The Borrower shall procure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cashflow statement. In addition the Borrower shall procure that each set of Annual Financial Statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to Clause 19.1 (Financial statements):
(i)	shall be certified by an authorised officer of the relevant company as presenting fairly in accordance with applicable accounting standards its financial condition and operations as at the date as at which those financial statements were drawn up;

(ii)	in the case of consolidated financial statements (annual and quarterly) of the Group, shall be accompanied by a statement by the management of the Borrower comparing actual performance for the period to which the financial statements relate to:
(A)	the projected performance for that period set out in the Budget; and

(B)	the actual performance for the corresponding period in the preceding Financial Year of the Group; and
(iii)	in the case of the Borrower, shall be prepared in accordance with GAAP and accounting practices applied in the preparation of the Base Case Model, unless, in relation to any set of financial statements, the Borrower notifies the Agent that there has been a change in GAAP or the accounting practices and its Auditors deliver to the Agent:
(A)	a description of any change necessary for those financial statements to reflect GAAP or accounting practices upon which the Base Case Model was prepared; and

(B)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial condition) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Base Case Model.
Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Base Case Model was prepared.

(c)	If the Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Agent may notify the Borrower, stating the questions or issues which the Agent wishes to discuss with the Auditors. In this event, the Borrower must ensure that the Auditors are authorised (at the reasonable expense of the Borrower):

(i)	to discuss the financial position of each member of the Group with the Agent on request from the Agent; and

(ii)	to disclose to the Agent for the Finance Parties any information which the Agent may reasonably request.
19.4	Budget
(a)	The Borrower shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same become available but in any event within 30 days after the start of each of its Financial Years, an annual budget for that financial year.

(b)	The Borrower shall ensure that each budget:
(i)	is in a form reasonably acceptable to the Agent and includes, projected financial covenant calculations on a quarterly and annual basis a projected consolidated profit and loss and cashflow statement for the Group and on an annual basis the projected balance sheet;

(ii)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under Clause 19.1 (Financial statements); and

(iii)	has been approved by the board of directors of the Borrower.
(c)	If the Borrower updates or changes the budget, it shall promptly within 15 days of the update or change being made deliver to the Agent, in sufficient copies for each of the Lenders, such updated or changed budget together with a written explanation of the main changes in that budget, which may be that presented to the board of directors of the Borrower.
19.5	Presentations

Once in every financial year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, at least two authorised officers of the Borrower (one of whom shall be the chief financial officer) must give a presentation to the Finance Parties about:
(a)	the on-going business and financial performance of the Group; and

(b)	any other matter which a Finance Party may reasonably request relating to any such suspected Default.
19.6	Year-end
(a)	The Borrower shall not change its Accounting Reference Date.

(b)	The Borrower shall not change its quarterly accounting period.

19.7	Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):
(a)	at the same time as they are dispatched, copies of all documents dispatched by the Borrower to its shareholders generally (or any class of them) or dispatched by the Borrower or any Obligor to its creditors generally (or any class of them);

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(c)	promptly upon becoming aware of the relevant claim, the details of any disposal or insurance claim which will require a prepayment under Clause 7.4 (Mandatory Prepayment of Proceeds); and

(d)	promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement, any Auditor’s letter to the board of directors or management of the Group in connection with the audited financial statements of the Group, any changes to senior management of the Borrower and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation), to the extent such document exists), as any Finance Party through the Agent may reasonably request.
19.8	Notification of default
(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).
19.9	“Know your customer” checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Borrower shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.
20.	FINANCIAL CONDITION

20.1	Financial Definitions

In Clause 20 (Financial Condition) the following terms have the following meanings:

“Cash” means, at any time, cash at banks (including short-term deposits) denominated in any currency and credited to an account in the name of a member of the Group with a bank and to which such member of the Group is alone beneficially entitled and for so long as (a) such cash is repayable on demand with or without penalty (save that where cash is repayable with a penalty such penalty shall be taken into account in determining the amount of such cash), (b) repayment of such cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition and (c) such cash is freely transferable to a Borrower.

“Capital Expenditure” means investments made in multi-client surveys as such item appears in the consolidated accounts “Document de Référence” (or, if different, the figure that would appear in the item so entitled in the consolidated financial statements of the Borrower presented in the same manner as and prepared in accordance with the principles and accounting practices followed for preparation of the financial statements in the Base Case Model) PLUS purchase of tangible and intangibles or property, plant and equipment as the case may be plus equipment acquired under capital lease.

“Financial Quarter” means the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“ORBDA” (Operating Result Before Depreciation and Amortisation, previously denominated “Adjusted ORBDA”) is defined as operating income (loss) excluding non-recurring revenues (expenses) plus depreciation, amortisation and additions (deductions) to valuation allowances of assets and add-back of dividends received from equity companies.

“Total Interest Costs” means, with respect to any person for any period, the sum, without duplication, of the following:
(a)	the consolidated interest expense of such person and its restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Treasury Transactions in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than non-cash interest expenses related to convertible bonds) and

(b)	the consolidated interest expense of such person and its restricted Subsidiaries that was capitalised during such period.
“Relevant Period” means:
(a)	each period of twelve months ending on the last day of the Borrower’s financial year; and

(b)	each period of twelve months ending on the last day of each Financial Quarter of the Borrower’s financial year.

“Total Net Debt” means, at any time (without double counting), the aggregate indebtedness, after deducting Cash at Borrower, in respect of:
(a)	moneys borrowed in respect of bank debt;

(b)	all amounts outstanding under any Finance Document;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock (excluding Investor Loans) or any similar instrument;

(d)	any amount raised pursuant to any issue of shares which are expressed to be redeemable before 2015 and all obligations to purchase, retire, defease or otherwise acquire for value, before 2015, any share capital of any person or any warrants, rights or options to acquire such share capital before such date in respect of transactions which, in each such case, have the commercial effect of a borrowing or which finance a member of the Group or the Group’s operations or capital requirements;

(e)	the amount of any liability in respect of any lease or hire purchase contract which is a Finance Lease;

(f)	the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance;

(g)	receivables sold or discounted (other than on a non-recourse basis);

(h)	any agreement or option to re-acquire an asset if the primary reason for entering into such agreement or option is to raise finance; and

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing save for financing by trade creditors.
20.2	Financial Condition

The Borrower shall ensure that the financial condition of the Group shall be such that:
(a)	ORBDA: Total Interest Costs for each Relevant Period specified in column 1 below shall not be less than the ratio set out in column 2 below opposite such Relevant Period.

Column 1
Any Relevant Period	Column 2
expiring in the year	Ratio

rolling 12 month period ending

31 December 2005	6.2x

31 March 2006	5.0x

30 June 2006	4.2x

30 September 2006	3.7x

31 December 2006	3.9x

(b)	Net Debt Cover: Net Debt Cover in respect of each Relevant Period specified in column 1 below shall not be more than the ratio set out in column 2 below opposite such Relevant Period.

Column 1
Any Relevant Period	Column 2
expiring in the year	Ratio

rolling 12 month period ending

31 December 2005	2.60x

31 March 2006	2.60x

30 June 2006	2.65x

30 September 2006	2.65x

31 December 2006	2.40x
“Net Debt Cover”, means the ratio of Total Net Debt denominated in euro and divided by the euro/dollar closing exchange rate for the Relevant Period (as indicated in the Borrower’s consolidated financial statements relating to the period ending on the last day of such Relevant Period) to ORBDA denominated in euro and divided by the euro/dollar average exchange rate for the Relevant Period (as indicated in the Borrower’s consolidated financial statements relating to the period ending on the last day of such Relevant Period).

(c)	Capital Expenditure: The Group shall not in any rolling 12 month period ending on a Quarter Date incur Capital Expenditure in excess of the amount (or its equivalent) set out in column 2 below as applicable for such rolling 12 month period ending on a Quarter Date (or part thereof):

Column 1	Column 2
Initial Period or Financial	Maximum Expenditure
rolling 12 month period ending	€000,000

31 December 2005	€230

31 March 2006	€280

30 June 2006	€255

30 September 2006	€225

31 December 2006	€190

20.3	Financial Testing

The financial covenants set out in this Clause 20 (Financial Condition) shall be tested by reference to and as at the date of each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.1 (Financial Statements).

20.4	Auditor’s Verification

The Agent may, at any time if it has reasonable grounds for believing that the figures prepared by the Borrower are incorrect, inaccurate or incomplete, request that the Borrower recalculate such figures (and the Borrower shall do so promptly) and if, thereafter, the Agent believes that such recalculated figures are incorrect, inaccurate or incomplete, at the Borrower’s expense require the auditors of the Group to verify the figures supplied by the Borrower in connection with the financial conditions set out in Clause 20.2 (Financial Condition).

The Agent may, in accordance with this Clause 20.4, request verification of any figure or calculation made in a Compliance Certificate delivered under Clause 19.2 (Provision and contents of Compliance Certificate) and/or any figure contained in the financial statements delivered under Clause 19 (Information Undertaking) which is relevant to the calculation of the financial conditions referred to above.

If such auditors fail to verify such figures to the reasonable satisfaction of the Agent after being requested to do so, the Agent may appoint an independent firm of accountants to carry out an appropriate investigation and give a certificate in a form and content reasonably satisfactory to the Agent certifying or verifying the relevant figures and satisfaction of the above financial conditions shall be determined be reference to the figures so verified or certified even if the audited or management accounts for the same date or period have not yet been published.

20.5	Accounting Terms

All accounting expressions to the extent not otherwise defined herein shall be construed in accordance with International Financial Reporting Standards.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

Authorisations and compliance with laws

21.1	Authorisations

Each Obligor shall promptly:
(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,
any Authorisation required under any law or regulation of a Relevant Jurisdiction to:
(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.
21.2	Compliance with laws

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply has or is reasonably likely to have a Material Adverse Effect.

21.3	Environmental compliance

Each Obligor shall (and the Borrower shall ensure that each member of the Group will):
(a)	comply with all Environmental Law;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Permits;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

21.4	Environmental claims

Each Obligor shall (through the Borrower), promptly upon becoming aware of the same, inform the Agent in writing of:
(a)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, where the claim, if determined against that member of the Group, has or is reasonably likely to have a Material Adverse Effect.

21.5	Taxation
(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:
(i)	such payment is being contested in good faith;

(ii)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 19.1 (Financial statements); and

(iii)	such payment can be lawfully withheld.
Restrictions on business focus

21.6	Merger

No Obligor shall (and the Borrower shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction except for a Permitted Merger.

21.7	Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower, the Obligors or the Group taken as a whole from that carried on by the Target Group at the date of this Agreement.

21.8	Acquisitions
(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	acquire a company or any shares or securities or a business or undertaking (or, in each case, any interest in any of them); or

(ii)	incorporate a company.

(iii)	Paragraph (i) above does not apply to an acquisition of a company, of shares, securities or a business or undertaking (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition.

Restrictions on dealing with assets and Security

21.9	Joint ventures
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will):
(i)	enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture; or

(ii)	transfer any assets or lend to or guarantee or give an indemnity for or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).
(b)	Paragraph (a) above does not apply to any acquisition (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to or guarantee given in respect of the obligations of a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal or a Permitted Joint Venture.
21.10	Preservation of assets

Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary or desirable in the conduct of its business.

21.11	Pari passu ranking

Each Obligor shall ensure that at all times any unsecured and unsubordinated claims of a Finance Party against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

21.12	Acquisition Documents
(a)	The Borrower shall promptly pay all amounts payable to the vendor under any relevant Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by a member of the Group and where adequate reserves are set aside for any such payment).

(b)	The Borrower shall, (and the Borrower will procure that each relevant member of the Group will), take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other member of the Group) and pursue any claims and remedies arising under any Acquisition Documents.
21.13	Negative pledge

In this Clause 21.13, “Quasi-Security” means a transaction described in paragraph (b) below.

Except as permitted under paragraph (c) below:
(a)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Borrower shall ensure that no other member of the Group will):
(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, which is a Permitted Security.
21.14	Disposals
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal.
21.15	Arm’s length basis
(a)	Except as permitted by paragraph (b) below, no Obligor shall (and the Borrower shall ensure no member of the Group will) enter into any transaction with any Affiliate that is not an Obligor, except on arm’s length terms and for full market value.

(b)	The following transactions shall not be a breach of this Clause 21.15:
(i)	intra-Group loans permitted under Clause 21.16 (Loans or credit);

(ii)	fees, costs and expenses payable under the Transaction Documents in the amounts set out in the Transaction Documents delivered to the

Agent under Clause 4.1 (Initial conditions precedent) or agreed by the Agent;

(iii)	any employment agreement or other employee compensation plan or arrangement (including stock option plans) entered into by the Borrower or any member of the Group in the ordinary course of business of the Borrower or such member of the Group; and

(iv)	loans or advances to officers, directors and employees of the Borrower or any member of the Group made in the ordinary course of business and consistent with past practices of the Borrower and the Group in an aggregate amount not to exceed €1,000,000 outstanding at any one time.
Restrictions on movement of cash — cash out

21.16	Loans or credit
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to a Permitted Loan.
21.17	No Guarantees or indemnities
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any guarantee in respect of any obligation of any person.

(b)	Paragraph (a) does not apply to a guarantee which is a Permitted Guarantee.
21.18	Dividends and share redemption
(a)	Except as permitted under paragraph (b) below, the Borrower shall ensure that no member of the Group will:
(i)	declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) other than (except in the case of the Borrower) dividends to members of the Group or dividends paid by non-wholly owned members of the Group other than the Borrower to shareholders who are not members of the Group made on a pro rata basis;

(ii)	repay or distribute any dividend or share premium reserve;

(iii)	pay or allow any member of the Group to pay any management, advisory or other fee to or to the order of any of the shareholders of the Borrower; or

(iv)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so.
Restrictions on movement of cash — cash in

21.19	Financial Indebtedness
(a)	Except as permitted under paragraph (b) below, no Obligor shall (and the Borrower shall ensure that no member of the Group will) incur or allow to remain outstanding any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is a Permitted Financial Indebtedness.
21.20	Share capital

No Obligor shall (and the Borrower shall ensure no member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

Miscellaneous

21.21	Insurance
(a)	Each Obligor shall (and the Borrower shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.
21.22	Pensions
(a)	The Borrower shall ensure that all pension schemes operated by or maintained for the benefit of members of the Group and/or any of its employees are fully funded in accordance with the governing provisions of the scheme and as may be required by applicable laws with any shortfall advised by actuaries of recognised standing being rectified in accordance with those governing provisions and that no action or omission is taken by any member of the Group in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect.

(b)	The Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension schemes mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).
21.23	Access

Each Obligor shall, and the Borrower shall ensure that each member of the Group will, (not more than once in every Financial Year unless the Agent reasonably suspects a Default is continuing or may occur) permit the Agent and/or the Security

Agent and/or accountants or other professional advisers and contractors of the Agent or Security Agent free access at all reasonable times and on reasonable notice at the risk and cost of the Obligor or Borrower to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with its senior management.

21.24	Intellectual Property

Each Obligor shall and the Borrower shall procure that each Group member will:
(a)	preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(b)	use reasonable endeavours to prevent any infringement in any material respect of the Intellectual Property;

(c)	make registrations and pay all registration fees and taxes necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property;

(d)	not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

(e)	not discontinue the use of the Intellectual Property,
21.25	Amendments

No Obligor shall (and the Borrower shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to Clauses 4.1 (Initial conditions precedent) or Clause 24 (Changes to the Obligors) except in writing in accordance with the provisions of Clause 34 (Amendments and Waivers).

21.26	Financial assistance

Each Obligor shall (and the Borrower shall procure each member of the Group will) comply in all respects with Sections 151 to 158 of the United Kingdom Companies Act 1985 and any equivalent legislation in other jurisdictions including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

21.27	Treasury Transactions

No Obligor shall (and the Borrower will procure that no members of the Group will) enter into any Treasury Transaction, other than:
(i)	spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes; and

(ii)	any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than 12 months and not for speculative purposes.
21.28	Further assurance
(a)	Each Obligor shall (and the Borrower shall procure that each member of the Group will) promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):
(i)	to perfect the Security created or intended to be created under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Security Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)	to confer on the Security Agent or confer on the Finance Parties Security over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents; and/or

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.
(b)	Each Obligor shall (and the Borrower shall procure that each member of the Group shall) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Security Agent or the Finance Parties by or pursuant to the Finance Documents.
21.29	Syndication

The Borrower and the Obligors shall each provide reasonable assistance to the Arrangers in the preparation of an information memorandum and the primary syndication of the Facility (including, without limitation, by making its senior management available for the purpose of making presentations to, or meeting, potential lending institutions) and will comply with all reasonable requests for information from potential syndicate members prior to completion of syndication.

21.30	Terms of the Offer

The Offer Document and any other document referred to in paragraph 3 of Part 1 of Schedule 2 (Conditions Precedent) under the heading Offer Conditions delivered to the Agent under this Agreement contain all the material terms of the Offer.

21.31	The Offer
(a)	Except with the prior written consent of the Majority Lenders, the Borrower must not:
(i)	increase, or do anything which might result in an increase of, the cash element of the offer price for the Target Shares to which the Offer or the Squeeze-Out Offer relates above a price per share of NOK 340;

(ii)	amend or vary any other term or condition of the Offer or the Squeeze-Out Offer in any material respect;

(iii)	do or permit to be done (otherwise than on the instructions of the Norwegian authorities) anything which would cause any material term or condition of the Offer or the Squeeze-Out Offer to be regarded as having been waived, withdrawn or satisfied;

(iv)	save as required by the Norwegian authorities, waive, withdraw or fail to enforce any material term or condition of the Offer or the Squeeze-Out Offer;

(v)	issue any press release or make any statement or announcement which makes reference to the Facility or to some or all of the Finance Parties or to the Finance Documents, unless required by law, the Code, the Norwegian Stock Exchange (in which case the Borrower must notify the Agent as soon as practicable upon becoming aware of the requirement).
(b)	The Borrower must:
(i)	comply with the Code (subject to any waivers granted by the Norwegian Stock Exchange), and all other applicable statutes, laws and regulations relevant in the context of the Offer or the Squeeze-Out Offer;

(ii)	promptly supply to the Agent:
(A)	copies of all documents, certificates, notices or announcements received or issued by it (or on its behalf) in relation to the Offer;

(B)	at the time of giving any Utilisation Request for a Loan to be used to acquire any Shares a copy of a contract note from the broker or certificate from the broker as to the levels of acceptances of the Offer for cash consideration and as to the amounts actually paid or due to be paid to shareholders; and

(C)	any other information regarding the Offer as the Agent may reasonably request;
(c)	If the Borrower becomes aware of a circumstance or event which if not waived, would entitle Borrower (with the Norwegian Stock Exchange’s consent, if needed) to lapse or withdraw the Offer, it must promptly notify the Agent.

(d)	The Borrower must ensure it will promptly give notice to the Agent of the occurrence of the Offer Expiry Date.
21.32	Compulsory acquisition

The Borrower must diligently pursue its rights to ensure that all of the Target Shares are acquired by it and promptly commence squeeze-out procedures in relation to the Shares as soon as it is entitled to do so.

21.33	Take Private

The Borrower must ensure that the Shares are delisted from the Stock Exchange in Oslo and that the Target is converted into as a private limited company and, in each case, that all procedures necessary to effect this have been completed, as soon as practicable after the date on which it holds 90% or more of the share capital of the Target.

21.34	Refinancing Securities
(a)	The Obligors will use all reasonable endeavours to (i) cause the issuer of the Debt Refinancing Securities and the Borrower, as issuer of the Equity Refinancing Securities, to offer and sell the Debt Refinancing Securities and the Equity Refinancing Securities, as the case may be, in any one or a series of offerings in an amount sufficient to refinance in full the Facility, (ii) to issue, offer and sell Equity Refinancing Securities in an amount (nominal and premium) at least equal to 50% of the Total Commitments and (iii) to pay all fees and expenses related thereto, as promptly as practicable after the date of the initial Utilisation.

(b)	The Borrower will cause all members of the Group, their counsel and their auditors to reasonably assist and facilitate the Managers, in their capacity as underwriters of the Refinancing Securities, in completing due diligence, including providing access to Group personnel, legal and tax advisors and facilities at such reasonable times as shall be requested.

(c)	The Borrower will deliver to the Managers, in their capacity as underwriters of the Refinancing Securities, completed printed preliminary offering circulars for the distribution of the Refinancing Securities in a form customary for offerings underwritten by the Managers, in their capacity as underwriters of the Refinancing Securities, in the debt and equity, as the case may be, securities markets suitable to use on a road show. The Borrower will deliver completed final offering circulars in accordance with the Manager’s customary market practice in such markets.

(d)	The Borrower will cause senior management of the Borrower and of the issuer of any Debt Refinancing Securities to participate in road shows for the sale of the Refinancing Securities and other customary marketing efforts.

(e)	Prior to such road show or road shows, the Borrower will prepare materials for, and participate in, presentations to the appropriate rating agencies to obtain ratings for the Debt Refinancing Securities.

(f)	Upon the pricing and the closing of the offering or offerings of Refinancing Securities, the Borrower will cause (i) its auditors, Target’s auditors and any other required auditors to deliver, in each case, to the Managers, in their capacity as underwriter of the Refinancing Securities and as representatives of the several underwriters, a comfort letter or letters, as appropriate, in a form customary for the Managers’ offering of securities in the relevant debt or equity markets and (ii) its legal counsel to deliver customary legal opinions and “10b-5 letters” to the Managers, in their capacity as underwriters of the Refinancing Securities and as representatives of the several underwriters.

(g)	The indenture for and the terms and conditions of any high yield Debt Refinancing Securities will be substantially in the form of the indenture for, and terms and conditions of, the Borrower’s high yield debt securities issued in April 2005, modified as appropriate to reflect changes in the financial condition and prospects of the Borrower and the Group, prevailing conditions and terms that are customary in the market for high yield debt securities by European issuers, or otherwise in form and substance reasonably satisfactory to the Managers and following consultation with the Borrower.

(h)	If any U.S. Dollar-denominated Debt Refinancing Securities are issued in a transaction not registered under the Securities Act, such Refinancing Securities shall be entitled to the benefit of a registration rights agreement to be entered into by the issuer of the Debt Refinancing Securities substantially in the form of the registration rights agreement for the Borrower’s high yield debt securities issued in April 2005.

(i)	The Borrower will use all reasonable efforts to list any high yield Debt Refinancing Securities on the Luxembourg Stock Exchange (or another exchange reasonably satisfactory to the Managers) and to maintain such listing for so long as any such Debt Refinancing Securities are outstanding.
22.	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 22 is an Event of Default.

22.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:
(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 2 Business Days of its due date.

22.2	Financial covenants and other obligations
(a)	Any requirement of Clause 20 (Financial condition) is not satisfied or an Obligor does not comply with the provisions of Clauses 21.8 (Acquisitions), 21.6 (Merger), 21.13 (Negative Pledge), 21.14 (Disposals) and 21.31 (The Offer) or Clause 21 (General Undertakings).

(b)	An Obligor does not comply with any provision of any Security Document.
22.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants and other obligations)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days (or in the case of any Event of Default under Clause 19 (Information Undertakings), 10 Business Days) of the Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply.
22.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

22.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than €5,000,000 (or its equivalent in any other currency or currencies).

22.6	Insolvency
(a)	A member of the Group is unable or admits inability to pay its debts as they fall due or declared to be unable to pay its debts under applicable law, suspends or threatens to suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

(d)	The Borrower or any member of the Group which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any insolvency law.
22.7	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(iv)	enforcement of any Security over any assets of any member of the Group, or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to:
(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement or, if earlier, the date on which it is advertised; or

(ii)	any corporate action, legal proceedings or other procedure or step which is part of a solvent reorganisation of any member of the Group permitted under this Agreement.
(c)	The Borrower or any member of the Group commences proceedings for règlement amiable in accordance with articles L.611 3 to L.611 6 of the French Code de Commerce.

(d)	A judgement for redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire is entered in relation to the Borrower or any member of the Group under articles L.620 1 to L.628 3 of the French Code de Commerce.
22.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution or any of the enforcement proceedings provided for in French law no. 91 650 of 9 July 1991, or any analogous process in any jurisdiction affects any asset or assets of a member of the Group having an aggregate value of €5,000,000 and is not discharged within 14 days.

22.9	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective or any subordination created under the Intercreditor Agreement is or becomes unlawful.

(b)	Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents.

(c)	Any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.
22.10	Cessation of business

Any Obligor or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal or a Permitted Merger.

22.11	Change of ownership
(a)	An Obligor (other than the Borrower) ceases to be a wholly-owned (directly or indirectly) Subsidiary of the Borrower; or

(b)	An Obligor ceases to own at least the same percentage of shares in a Material Subsidiary, except, in either case, as a result of a disposal which is a Permitted Disposal or a Permitted Merger.

22.12	Audit qualification

The Auditors of the Group qualify the audited annual consolidated financial statements of the Borrower.

22.13	Expropriation

The authority or ability of any Obligor or Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or Material Subsidiary or any of its assets.

22.14	Repudiation and rescission of agreements

An Obligor (or any other relevant party) rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

22.15	Litigation

Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect.

22.16	Offer Documents

Rescission of any of the Offer Document, the Squeeze-Out Offer Document or any other document related to any of the terms and conditions of the Offer and the Squeeze-Out Offer.

22.17	Security Documents

22.18	Any member of the Group does not enter into any Security Documents within the period contemplated by reason of any failure by any person to complete any financial assistance or corporate benefit procedures.

22.19	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect.

22.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620 1 to L.628 3 of the French Code de Commerce:

(a)	declare that cash cover in respect of each outstanding Offer Guarantee is payable on demand at which time it shall become immediately due and payable; and/or

(b)	declare that cash cover in respect of each outstanding Offer Guarantee is payable on demand at which time it shall immediately become due and payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(c)	cancel the Total Commitments at which time they shall immediately be cancelled;

(d)	declare that all or part of the Utilisations, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(e)	declare that all or part of the Utilisations be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(f)	exercise or direct the Security Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
22.21	Clean-up Period
(a)	If on the date of the first Utilisation any event or circumstance has occurred with respect to any member of the Target Group of which the Borrower was unaware and which would constitute a Default (the “Relevant Default”):
(i)	promptly upon becoming aware of its occurrence, the Borrower shall notify the Agent of that Relevant Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

(ii)	subject to paragraph (b) below, during the Clean-up Period that Relevant Default shall not constitute a Default and the Agent shall not be entitled to give any notice under Clause 22.20 (Acceleration) with respect to that Relevant Default until (if that Relevant Default is then continuing) the earlier of:
(A)	the date immediately after the end of the Clean-up Period;

(B)	the date (if any) on which the Relevant Default becomes incapable of remedy within the Clean-Up Period; and

(C)	the date (if any) on which a Material Adverse Effect occurs or becomes reasonably likely to occur.
(b)	Paragraph (a)(ii) above shall not apply with respect to any Relevant Default (i) under Clauses 22.6 (Insolvency) or 22.7 (Insolvency proceedings) or (ii) is not capable of remedy within the Clean-Up Period.

(c)	For the avoidance of doubt, paragraph (a)(ii) above shall not restrict the Agent’s right to give any notice under Clause 22.20 (Acceleration) with respect to any Default which is not a Relevant Default.
“Clean-Up Period” means the period from the date of signing of the Facility Agreement to the date falling 90 days thereafter.

SECTION 9
CHANGES TO PARTIES
23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:
(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,
to another bank or financial institution or credit institution (établissement de crédit) to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer
(a)	The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)	The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed. The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)	The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:
(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.
(e)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(f)	If:
(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$1,500.

23.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:
(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document, and any representations or warranties implied by law are excluded.
(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.
(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
23.5	Procedure for transfer
(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:
(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Borrower

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

23.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:
(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation, any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Guarantors
(a)	Prior to, or simultaneous with, any Subsidiary becoming a guarantor on the Existing Bonds, the Borrower shall cause that Subsidiary to become an Additional Guarantor.

(b)	Subject to compliance with the provisions of paragraph (c) and (d) of Clause 19.9 (“Know your customer” checks), the Borrower may request that any of its Subsidiaries become an Additional Guarantor.

(c)	A Subsidiary shall become an Additional Guarantor when:
(i)	the Borrower delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.
(d)	The Agent shall notify the Borrower and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).
24.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.4	Resignation of a Guarantor
(a)	The Borrower may request that a Guarantor (other than the Borrower) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Borrower and the Lenders of its acceptance if:
(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Borrower has confirmed this is the case); and

(ii)	all the Lenders have consented to the Borrower’s request.

SECTION 10
THE FINANCE PARTIES
25.	ROLE OF THE AGENT, THE ARRANGERS AND THE SECURITY AGENT

25.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.
25.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arrangers has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
25.7	Majority Lenders’ instructions
(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.
25.8	Responsibility for documentation

Neither the Agent nor the Arrangers:
(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.
25.9	Exclusion of liability
(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 28.10 (Disruption to Payment Systems etc.) , the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.
25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 28.10 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the other Finance Parties and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent (acting through an office in France).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.
25.12	Confidentiality
(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
25.13	Relationship with the Lenders
(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formula).
25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:
(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.
25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and Expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.18	Trust

The Security Agent declares that it shall hold the Transaction Security on trust for the Secured Parties on the terms contained in this Agreement. Each of the parties to this Agreement agrees that the Security Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Security Documents (and no others shall be implied).

25.19	No Independent Power

The Secured Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any rights or powers arising under the Security Documents except through the Security Agent.

25.20	Security Agent’s Instructions

The Security Agent shall:
(a)	unless a contrary indication appears in a Finance Document, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation that any instructions or directions given by the Agent have not been revoked;

(b)	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and the Security Agent may refrain from acting unless and until those instructions or clarification are received by it; and

(c)	be entitled to, carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by the Security Agent to the Lenders.
25.21	Security Agent’s Actions

Subject to the provisions of this Clause 25:
(a)	the Security Agent may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents which in its absolute discretion it considers to be for the protection and benefit of all the Secured Parties; and

(b)	at any time after receipt by the Security Agent of notice from the Agent directing the Security Agent to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents, the Security Agent may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Transaction Security.
25.22	Security Agent’s discretions

The Security Agent may:
(a)	assume (unless it has received actual notice to the contrary in its capacity as Security Agent for the Secured Parties) that (i) no Default has occurred and no Obligor is in breach of or default under its obligations under any of the Finance Documents and (ii) any right, power, authority or discretion vested in any person has not been exercised.

(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Transaction Security, assume that all applicable conditions under the Finance Documents for taking that action have been satisfied.

(c)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts (whether obtained by the Security Agent or by any other Secured Party) whose advice or services may at any time seem necessary, expedient or desirable.

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party or an Obligor, upon a certificate signed by or on behalf of that person.

(e)	refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.
25.23	Security Agent’s Obligations

The Security Agent shall promptly inform the Agent of:
(a)	the contents of any notice or document received by it in its capacity as Security Agent from any Obligor under any Finance Document; and

(b)	the occurrence of any Default or any default by an Obligor in the due performance of or compliance with its obligations under any Finance Document of which the Security Agent has received notice from any other party to this Agreement.
25.24	Excluded Obligations

The Security Agent shall not:
(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by an Obligor of its obligations under any of the Finance Documents;

(b)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(c)	be bound to disclose to any other person (including any Secured Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(d)	be under any obligations other than those which are specifically provided for in the Finance Documents; or

(e)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, any Obligor.
25.25	Exclusion of Security Agent’s liability

Unless caused directly by its gross negligence or wilful misconduct the Security Agent shall not accept responsibility or be liable for:
(a)	the adequacy, accuracy and/or completeness of any information supplied by the Security Agent or any other person in connection with the Finance Documents or the transactions contemplated in the Finance Documents, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or the Transaction Security or otherwise, whether in accordance with an instruction from an Agent or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security; or

(e)	any shortfall which arises on the enforcement of the Transaction Security.
25.26	No proceedings

No Party (other than the Security Agent) may take any proceedings against any officer, employee or agent of the Security Agent in respect of any claim it might have against the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Security Agent may rely on this Clause subject to Clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

25.27	Own responsibility

It is understood and agreed by each Secured Party that at all times that Secured Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents including but not limited to:
(a)	the financial condition, creditworthiness, condition, affairs, status and nature of each of the Obligors;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or the Transaction Security;

(c)	whether that Secured Party has recourse, and the nature and extent of that recourse, against any Obligor or any other person or any of their respective assets under or in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under to or in connection with the Finance Documents;

(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents, the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents; and

(e)	the right or title of any person in or to, or the value or sufficiency of any part of the Charged Property, the priority of any of the Transaction Security or the existence of any security interest affecting the Charged Property, and each Secured Party warrants to the Security Agent that it has not relied on and will not at any time rely on the Security Agent in respect of any of these matters.

25.28	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:
(a)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(b)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any of the Finance Documents or the Transaction Security;

(c)	register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any applicable laws in any jurisdiction or to give notice to any person of the execution of any of the Finance Documents or of the Transaction Security;

(d)	take, or to require any of the Obligors to take, any steps to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary security interest under the laws of any jurisdiction; or

(e)	require any further assurances in relation to any of the Security Documents.
25.29	Insurance by Security Agent
(a)	The Security Agent shall not be under any obligation to insure any of the Charged Property, to require any other person to maintain any insurance or to verify any obligation to arrange or maintain insurance contained in the Finance Documents. The Security Agent shall not be responsible for any loss which may be suffered by any person as a result of the lack of or inadequacy of any such insurance.

(b)	Where the Security Agent is named on any insurance policy as an insured party, it shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by the insurers or any other information of any kind, unless any Secured Party has requested it to do so in writing and the Security Agent has failed to do so within fourteen days after receipt of that request.

25.30	Custodians and Nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

25.31	Acceptance of Title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, the right and title as each of the Obligors may have to any of the Charged Property and shall not be liable for or bound to require any Obligor to remedy any defect in its right or title.

25.32	Refrain from Illegality

The Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Agent may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

25.33	Business with the Obligors

The Security Agent may accept deposits from, lend money to, and generally engage in any kind of banking or other business with any of the Obligors.

25.34	Releases

Upon a disposal of any of the Charged Property:
(a)	pursuant to the enforcement of the Transaction Security by a receiver or the Security Agent; or

(b)	if that disposal is permitted under the Finance Documents,

(c)	the Security Agent shall (at the cost of the Obligors) release that property from the Transaction Security and is authorised to execute, without the need for any further authority from the Secured Parties, any release of the Transaction Security or other claim over that asset and to issue any certificates of non-crystallisation of floating charges that may be required or desirable.
25.35	Winding up of Trust

If the Security Agent, with the approval of the Majority Lenders, determines that (a) all of the obligations secured by any of the Security Documents have been fully and finally discharged and (b) none of the Secured Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Security Agent under each of the Security Documents.

25.36	Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

25.37	Powers Supplemental

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Agent Acts 1925 and 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

25.38	Agent division separate

In acting as agent for the Secured Parties, the Security Agent shall be regarded as acting through its Agent division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Agent may be treated as confidential and shall not be regarded as having been given to the Security Agent’s Agent division.

25.39	Disapplication

Section 1 of the Agent Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Agent Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Agent Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

25.40	Resignation of Security Agent
(a)	The Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

(b)	Alternatively the Security Agent may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Agent.

(c)	If the Majority Lenders have not appointed a successor Security Agent in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Agent (after consultation with the Agent) may appoint a successor Security Agent.

(d)	The retiring Security Agent shall, at its own cost, make available to the successor Security Agent such documents and records and provide such assistance as the successor Security Agent may reasonably request for the purposes of performing its functions as Security Agent under the Finance Documents.

(e)	The Security Agent’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Transaction Security to that successor.

(f)	Upon the appointment of a successor, the retiring Security Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of Clauses 25 (Role of the Agent, the Arrangers and the Security Agent). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Security Agent shall resign in accordance with paragraph (b) above.
25.41	Delegation
(a)	The Security Agent may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Agent may think fit in the interests of the Secured Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.
25.42	Additional Agents
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate agent or as a co-agent jointly with it (i) if it considers that appointment to be in the interests of the Secured Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Agent deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Agent shall give prior notice to the Borrower and the Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Agent by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Agent may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:
(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:
(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).
27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights
(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the

Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.
27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:
(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.
27.5	Exceptions
(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:
(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION
28.	PAYMENT MECHANICS

28.1	Payments to the Agent
(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.
28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor) and Clause 28.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback
(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments
(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:
(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Security Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days
(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
28.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, the US dollar is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than dollars shall be paid in that other currency.
28.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).
(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.
28.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrower that a Disruption Event has occurred:
(a)	the Agent may, and shall if requested to do so by the Borrower, consult with the Borrower with a view to agreeing with the Borrower such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Borrower in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Borrower shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 34 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 28.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
29.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:
(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below, or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.
30.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication
(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:
(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.
(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.
30.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.
31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents
(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.
34.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:
(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents save any extension of the Final Maturity Date by 6 months pursuant to Clause 2.4 (Extension of Facility);

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrower or Guarantors;

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.5 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders) or this Clause 34;

(viii)	any release of any Transaction Security or change to the scope of the Charged Property, shall not be made without the prior consent of all the Lenders.
(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers may not be effected without the consent of the Agent, the Security Agent or the Arrangers.
35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12
GOVERNING LAW AND ENFORCEMENT
36.	GOVERNING LAW

This Agreement is governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction
(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.
37.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):
(a)	irrevocably appoints CGG Offshore UK Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
The Original Parties
Part I
The Original Obligors

Name of Borrower	Registration number (or equivalent, if any)
Compagnie Générale de Géophysique

Name of Original Guarantor	Registration number (or equivalent, if any)
Sercel Inc.
Sercel Canada Ltd.
Sercel Australia Pty Ltd
CGG Americas Inc.
CGG Canada Services Ltd.
CGG Marine Resources Norge A/S

Part II
The Original Lenders

Name of Original Lender	Commitment
Credit Suisse First Boston International	187,500,000
BNP Paribas	187,500,000

SCHEDULE 2
Conditions Precedent
Part I
Conditions Precedent to Initial Advance
1.	Original Obligors
(a)	A K-bis extract or equivalent for the Borrower, not more than one month old.

(b)	A copy of the constitutional documents (statuts) of each Original Obligor.

(c)	A copy of a resolution of the board of directors (conseil d’administration) of each Original Obligor:
(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.
(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A copy of a resolution signed by all the holders of the issued shares in each Original Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Original Guarantor is a party to the extent required by applicable law.

(e)	A certificate of the Borrower (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.
2.	Legal opinions
(a)	A legal opinion of Vinson & Elkins, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Norwegian counsel to the Arrangers and the Agent substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	If an Original Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent or the Borrower in the relevant jurisdiction, substantially in the form distributed to the Original Lenders prior to signing this Agreement.
3.	Other documents and evidence
(a)	Evidence that any process agent referred to in Clause 37.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Original Obligor.

(d)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	Duly executed share pledge and duly executed power of attorney in favour of the Original Lenders substantially in the form set out in Schedule 12 (Form of Power of Attorney) authorising the Original Lenders to enter into the Share Pledge Agreement on behalf of the Borrower.
Offer Conditions
4.	Offer Guarantee Issuance Conditions
(a)	The Offer Document.

(b)	Evidence that all necessary filings have been made, clearances have been obtained, or relevant waiting or other time periods under any applicable law or regulation of any jurisdiction have expired, lapsed or terminated.

(c)	Evidence that all other necessary authorisations for launch and consummation of the Offer have been obtained.

(d)	Evidence of the necessary arrangements with the VPS account holder for the perfection of security over the acquired Shares in favour of the Security Agent.
5.	Offer Settlement Conditions
(a)	A certificate from the Borrower confirming that:
(i)	the Offer has closed and specifying the level of acceptances;

(ii)	Clause 21.31 (The Offer) has been complied with;

(iii)	no material term or condition of the Offer has been waived or amended in any respect without the consent of the Majority Lenders; and

(iv)	the Borrower has not agreed any arrangements with any governmental regulatory or similar authority in order to satisfy any term or condition of the Offer without the consent of the Majority Lenders.
6.	Squeeze-Out Offer Settlement Conditions
(a)	The Squeeze-Out Offer Document.

(b)	A certificate from the Borrower confirming that Clause 21.31 (The Offer) has been complied with.

(c)	Evidence that all other necessary authorisations for launch and consummation of the Squeeze-Out Offer have been obtained.

(d)	Evidence of the necessary arrangements with the VPS account holder for the perfection of security over the acquired Shares in favour of the Security Agent.
7.	Non Offer Settlement Conditions

Evidence of the necessary arrangements with the VPS account holder for the perfection of security over the acquired Shares in favour of the Security Agent.

Part II
Conditions Precedent Required to be
Delivered by an Additional Obligor
1.	A K-bis extract for the Additional Obligor not more than one month old.

2.	An Accession Letter, duly executed by the Additional Obligor and the Borrower.

3.	A copy of the constitutional documents of the Additional Obligor.

4.	A copy of a resolution of the board of directors of the Additional Obligor:
(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.
5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party if required under applicable law.

7.	A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

8.	A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

9.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

10.	If available, the latest audited financial statements of the Additional Obligor.

11.	A legal opinion of Vinson & Elkins, legal advisers to the Arrangers and the Agent in England.

12.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Obligor is incorporated.

13.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 37.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

SCHEDULE 3
Requests
Part I
Utilisation Request

From: To:	[Borrower] [Agent]
Dated:
Dear Sirs
Compagnie Générale de Géophysique — US$375,000,000 Facility Agreement dated 1 September 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)
Amount:	[ ] or, if less, the Available Facility
Interest Period:	[ ]
3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent for all Advances) is satisfied on the date of this Utilisation Request.

4.	The Loan is made for the following purpose [●].

5.	The proceeds of this Loan should be credited to [account].

6.	This Utilisation Request is irrevocable.
Yours faithfully

authorised signatory for
[name of the Borrower]

Part II
Selection Notice

From: To:	[Borrower] [Agent]
Dated:
Dear Sirs
Compagnie Générale de Géophysique — US$375,000,000 Facility Agreement dated 1 September 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan with an Interest Period ending on [ ].

3.	[We request that the above Loan be divided into [ ] Loans with the following amounts and Interest Periods:]

or

[We request that the next Interest Period for the Loan is [ ]].

4.	This Selection Notice is irrevocable.
Yours faithfully

authorised signatory for
[name of the Borrower]

SCHEDULE 4
Mandatory Cost formula
1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:
(a)	in relation to a sterling Loan:

AB + C(B - D) + E x 0.01	per cent. per annum
100-(A + C)

(b)	in relation to a Loan in any currency other than sterling:

E x 0.01	per cent. per annum.
300

Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)1) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

[1]	If this schedule is not being used with one of the LMA multicurrency term and/or revolving facility agreements but is being used with one of the LMA single currency term and/or revolving facility agreements or the LMA leveraged facility agreement, this clause reference will need to be changed to Clause 8.3 or Clause 14.3 respectively.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5
Form of Transfer Certificate

To: From:	[ ] as Agent [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:
Compagnie Générale de Géophysique, S.A. — US$375,000,000 Facility Agreement dated 1 September 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):
(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring (cession) to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.
3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

[4/5].	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

[5/6].	This Transfer Certificate is governed by English law.
THE SCHEDULE
Commitment/rights and obligations to be transferred
[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]
By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].

[Agent]

By:

SCHEDULE 6
Form of Accession Letter

To: From:	[ ] as Agent [Subsidiary] and [Borrower]
Dated:
Dear Sirs
Compagnie Générale de Géophysique — US$375,000,000 Facility Agreement dated 1 September 2005 (the “Agreement”)
1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Agreement as an Additional Guarantor pursuant to Clause 24.2 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by deed.]

[Borrower]	[Subsidiary]

SCHEDULE 7
Form of Resignation Letter

To: From:	[ ] as Agent [resigning Obligor] and [Borrower]
Dated:
Dear Sirs
Compagnie Générale de Géophysique — US$375,000,000 Facility Agreement dated 1 September 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 24.4 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a Guarantor under the Agreement.

3.	We confirm that:
(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]
4.	This Resignation Letter is governed by English law.

[Borrower]	[Subsidiary]

By:	By:

SCHEDULE 8
Form of Compliance Certificate

To: From:	[ ] as Agent [Borrower]
Dated:
Dear Sirs
Compagnie Générale de Géophysique — US$375,000,000 Facility Agreement dated 1 September 2005 (the “Agreement”)
1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that: [Insert details of covenants to be certified]

3.	[We confirm that no Default is continuing.]

Signed:
	Officer Of [Borrower]	Officer Of [Borrower]
[insert applicable certification language]

for and on behalf of
[name of auditors of the Borrower]

SCHEDULE 9
Existing Security
(June 30, 2005)

				Amount
			Maximum Facility	Outstanding
Name of the Borrower	Bank	Facility Type	Amount	(30/06/2005)	Due date
Sercel	CIO Nantes	Factoring of receivables	€1,552,000	€1,552,000	04/2006
CGG Marine Resources Norge	CIC Paris	Medium Term Loan	US$20,610,485	US$10,263,459	09/2010
CGG Americas	Canowill	Mortgage	US$135,000	US$135,000	12/2005
Sercel Inc.	ECP	Mortgage	US$2,452,000	US$2,452,000	12/2014
Sercel England	Natwest	Mortgage	£192,000	£192,000	12/2008
Compagnie Générale de Géophysique	BNP	Capital lease	€2,546,000	€2,546,000	2007
Compagnie Générale de Géophysique	Dresdner	Capital lease	€355.000	€355.000	2006
Compagnie Générale de Géophysique	Dresdner	Capital lease	€228.000	€228.000	2006
Compagnie Générale de Géophysique	Dresdner	Capital lease	€687.000	€687.000	2006
Compagnie Générale de Géophysique	Dresdner	Capital lease	€2.000	€2.000	2005
Compagnie Générale de Géophysique	Econocom	Capital lease	€167.000	€167.000	2006
Compagnie Générale de Géophysique	Econocom	Capital lease	€105.000	€105.000	2006
Compagnie Générale de Géophysique	Econocom	Capital lease	£38,000	£38,000	2006
Compagnie Générale de Géophysique	Econocom	Capital lease	€169.000	€169.000	2006
Compagnie Générale de Géophysique	Slibail	Capital lease	€6 ,699,000	€6 ,699,000	2005
Compagnie Générale de Géophysique	Sogelease	Capital lease	€743.000	€743.000	2006
Compagnie Générale de Géophysique	Grenke	Capital lease	€131.000	€131.000	2006
Compagnie Générale de Géophysique	IBM	Capital lease	€195.000	€195.000	2007
Compagnie Générale de Géophysique	Natexis	Capital lease	€24.000	€24.000	2005
CGG Marine	LDA	Capital lease	US$3,211,640	US$3,211,640	2006
CGG Marine	LDA	Capital lease	US $3,303,530	US $3,303,530	2006
CGG Marine	Seven Seas	Capital lease	US$1,405,090	US$1,405,090	2007
CGG Marine	IBM	Capital lease	€65.000	€65.000	2007
CGG Marine Resources Norge AS	TMI	Capital lease	US$16,798,000	US$16,798,000	2008
Sercel England	Lombart	Capital lease	£86,000	£86,000	2006

SCHEDULE 10
LMA Form of Confidentiality Undertaking
[Letterhead of Seller]
From: [●] (the “Seller”)
To:

[●] [as agent/broker of] [●] (the “Purchaser”)

[insert name of Potential Purchaser/Purchaser’s agent/broker]

Re: The Agreement

Borrowers: Compagnie Générale de Géophysique
Date:
Amount:
Agent:

Dear Sirs,
We understand that you are considering acquiring an interest in the Agreement (the “Acquisition”). In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:
1.	CONFIDENTIALITY UNDERTAKING

You undertake (a) to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below, (b) to use the Confidential Information only for the Permitted Purpose and (c) to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(d) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it.

2.	PERMITTED DISCLOSURE

We agree that you may disclose Confidential Information:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors (commissaires aux comptes) of members of the Purchaser Group;

(b)	subject to the requirements of the Agreement, in accordance with the Permitted Purpose so long as any prospective purchaser has delivered a letter to you in equivalent form to this letter;

(c)	subject to the requirements of the Agreement, to any person to (or through) whom you assign or transfer (or may potentially assign or transfer) all or any of the rights,

benefits and obligations which you may acquire under the Agreement or with (or through) whom you enter into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Agreement or the Borrower or any member of the Group in each case so long as that person has delivered a letter to you in equivalent form to this letter; and

(d)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(d) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	RETURN OF COPIES

If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(d) above.

5.	CONTINUING OBLIGATIONS

The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub-participation) an interest, direct or indirect, in the Agreement or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

You acknowledge and agree that neither we nor any member of the Group nor any of our or their respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or be otherwise liable to you or any other person in respect to the Confidential Information or any such information.

7.	NO WAIVER; AMENDMENTS, ETC

This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this letter and your obligations hereunder may only be amended or modified by written agreement between us.

8.	INSIDE INFORMATION

You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	GOVERNING LAW AND JURISDICTION

(a)	This letter (including the agreement constituted by your acknowledgement of its terms) is governed by French law.

(b)	The parties submit to the non-exclusive jurisdiction of the [tribunaux du ressort de la Cour d’appel] de Paris.

10.	DEFINITIONS

In this letter (including the acknowledgement set out below) terms defined in the Agreement shall, unless the context otherwise requires, have the same meaning and:

“Borrower” means Compagnie Générale de Géophysique.

“Confidential Information” means any information relating to any and each of the Borrowers, its financial, commercial or legal situation the Group, the Agreement and/or the Acquisition provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you thereafter, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means Compagnie Générale de Géophysique and its Subsidiaries for the time being;

“Permitted Purpose” means subject to the terms of this letter, [passing on information to a prospective purchaser for the purpose of] considering and evaluating whether to enter into the Acquisition; and

“Purchaser Group” means you, each of your holding companies and Subsidiaries and each Subsidiary of each of your holding companies.

“Subsidiary” means, in relation to any company, another company which is controlled by it within the meaning of article L.233-3 of the French Code de commerce.
Please acknowledge your agreement to the above by signing and returning the enclosed copy.
Yours faithfully

For and on behalf of
[Seller]
To: [Seller]
Each of the Borrowers and each other member of the Group
We acknowledge and agree to the above:

For and on behalf of
[Potential Purchaser]

SCHEDULE 11
Form of Share Pledge Agreement
Execution Version

SHARE PLEDGE AGREEMENT
Dated ________ , 2005

between
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE
as Pledgor
and
BNP PARIBAS
as Security Agent
in respect of shares in:
EXPLORATION RESOURCES ASA
WIERSHOLM, MELLBYE & BECH, advokatfirma AS
Ruseløkkveien 26
P.O. Box 1400 Vika
N-0115 Oslo, Norway
Tel: + 47 210 210 00
Fax: + 47 210 210 01

THIS SHARE PLEDGE AGREEMENT (this “Share Pledge Agreement”) is entered into on ___, 2005
BETWEEN:
(1)	COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE, a société anonyme incorporated in France, having its registered office at 1 rue Léon Migaux, 91300 Massy and registered at the Evry registry under number 969 202 241 R.C.S. Evry (the “Pledgor”); and

(2)	BNP PARIBAS, acting as security agent (the “Security Agent”).
W H E R E A S :
(A)	Pursuant to a USD 375,000,000 term loan facility agreement dated on or about 31 August, 2005 (the “Facility Agreement”) between inter alia (i) the Pledgor as borrower, (ii) the Arranger, (iii) the Original Lenders, (iv) the Agent, and (v) the Security Agent (all as defined therein, and hereinafter collectively referred to as the “Finance Parties”), the Original Lenders have made available to the Pledgor a secured credit facility of up to USD 375,000,000 for the purposes described therein.

(B)	It is a condition under the Facility Agreement that the Pledgor enters into this Share Pledge Agreement, which shall secure all amounts owed by the Pledgor to the Finance Parties under the Facility Agreement.
NOW THEREFORE IT IS HEREBY AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Share Pledge Agreement:

“Company” means Exploration Resources ASA, a company incorporated under the laws of Norway with business enterprise no. 987 264 020.

“Enforcement Act” means the Norwegian Enforcement Act 1992.

“Event of Default” shall have the meaning ascribed to such term in the Facility Agreement .

“Financial Securities Act” means the Norwegian Act on Financial Securities of 2004.

“Liens Act” means the Norwegian Liens Act 1980.

“Secured Liabilities” means all the Pledgor’s present and future obligations owed to the Finance Parties (whether actual or contingent) under the Facility Agreement from time to time.

“Security Assets” means:
(i)	the VPS Account;

(ii)	all the Pledgor’s shares in the Company both present and future registered on the VPS Account;

(iii)	any and all rights derived from the securities on the VPS Account from time to time (including without limitation any dividend shares (in Norwegian: “fondsaksjer”) and any subscription rights).
“Security Period” means the period beginning on the date of this Share Pledge Agreement and ending on the date on which the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

“VPS” means the Norwegian Central Securities Depository (VPS ASA) (in Norwegian: “Verdipapirsentralen ASA”).

“VPS Account” means the Pledgor’s VPS account no. 11090 057 4994.

“VPS Account Manager” means Carnegie ASA.

1.2	Capitalised expressions used herein shall bear the same meaning as set out in the Facility Agreement unless the context otherwise requires or specified herein.

2.	SECURITY

2.1	As first priority security for the Secured Liabilities, the Pledgor hereby pledges to the Security Agent (for the benefit of the Finance Parties) the Security Assets together with all moneys paid or payable in respect of the Security Assets as at the date of this Share Pledge Agreement or in the future.

2.2	The security interests created by this Share Pledge Agreement shall also cover any dividends and distributions of any kind payable by the Company to the Pledgor in respect of the Security Assets and also any dividend shares (“fondsaksjer”) and any other right or asset which may be comprised by a share pledge pursuant to Section 1-6 of the Liens Act.

2.3	If an Event of Default has occurred and is continuing and subject to the provisions of Clause 5.1 below, any dividends or distributions payable in respect of the Security Assets shall be paid directly to the Security Agent, and any such dividends or distributions received by the Security Agent are hereby pledged as security for the Secured Liabilities, save that any dividend shares shall be pledged hereunder immediately upon the issue thereof.

2.4	The Pledgor shall give notice of the security created by this Share Pledge Agreement to the VPS Account Manager in the form of Schedule 1 hereto, and shall procure that the VPS Account Manager acknowledges the same by returning to the Security Agent the acknowledgment attached as Annex 1 to the notice and registers the security created by this Share Pledge Agreement against the VPS Account.

2.5	The Pledgor hereby undertakes to pledge and register any future shares it may acquire in the Company in favour of the Security Agent.

2.6	The Pledgor’s liability hereunder shall not exceed USD 375,000,000 with the addition of interest, costs and expenses.

3.	REPRESENTATIONS AND WARRANTIES

3.1	The Pledgor hereby represents and warrants on each day during the Security Period, that:
(i)	this Share Pledge Agreement constitutes the valid, binding and enforceable obligations of the Pledgor;

(ii)	no consent or other approval is required from any public authority in Norway or elsewhere for the execution or delivery of or performance under this Share Pledge Agreement by the Pledgor;

(iii)	its entry into and performance of this Share Pledge Agreement and the transactions contemplated hereby do not conflict with (a) any applicable law, regulation or judicial or official order of Norway, (b) its constitutional documents or (c) any documents which are binding on it or its assets;

(iv)	its pledge in accordance with the terms of this Share Pledge Agreement creates valid and perfected first priority liens on the Security Assets securing the payment and performance of the Secured Liabilities;

(v)	it is the legal and beneficial owner of, and has good and marketable title to, the Security Assets;

(vi)	it has not issued or granted any options, warrants, calls or commitments of any character relating to the Security Assets;

(vii)	the Security Assets are not subject to any pledge, lien, mortgage, hypothecation, security interest, charge, option or other encumbrance whatsoever, except the lien and security interest created by this Share Pledge Agreement; and

(viii)	the Security Assets have been duly and validly issued and are fully paid up.
4.	COVENANTS

4.1	The Pledgor hereby covenants that during the Security Period:
(i)	it shall, at its own cost, warrant and defend the rights and interests of the Security Agent (on behalf of the Finance Parties) conferred by this Share Pledge Agreement over the Security Assets against the claims and demands of all persons whomsoever, subject always, however, to necessary authorisations from the Finance Parties;

(ii)	it shall not sell, assign, transfer (save for intragroup reorganisation permitted by the Facility Agreement), charge, further pledge or encumber in any manner any part of the Security Assets or suffer to exist any encumbrance on them except for the pledge created hereby;

(iii)	it shall not arrange, vote for, consent to or accomplish the issue of any new shares or instruments which may be converted into shares in the Company without the prior written consent of the Security Agent, such consent always, inter alia, to be subject to such shares or (as the case may be) convertible instrument being pledged to the Security Agent hereunder immediately upon the issue thereof;

(iv)	it shall execute a pledge in a form satisfactory to the Security Agent (for the benefit of the Finance Parties) over any further shares in the Company it may acquire during the Security Period;

(v)	it shall not take any action in connection with or agree to any amendment of the articles of association of the Company or take any other action with respect to the shares in the Company, which could reasonably be expected to (a) impair or affect the value of the Security Assets, and/or (b) be prejudicial to the interests of the Security Agent or the Finance Parties. However, provided that the Security Assets at all times remain pledged in favour of the Security Agent, any amendments to the articles of association of the Company, required pursuant to clause 21.37 of the Facility

Agreement, in order to effect a de-listing of the shares of the Company, a re-registration of the Company as a private limited company and a removal of the shares of the Company from registration in the VPS shall be permitted; and

(vi)	it will, subject to an occurrence of an Event of Default which is continuing unremedied and unwaived and Clause 5.1 below, ensure that all dividends and distributions of any kind payable in respect of the Security Assets are paid directly to the Security Agent.
5.	ENFORCEMENT OF SECURITY

5.1	Upon the occurrence of an Event of Default which is continuing the Security Agent shall be entitled to:
(i)	(a) immediately sell all or any part of the Security Assets through the Security Agent as provided for in the Financial Securities Act, or (b) transfer ownership to all or any part of the Security Assets to the Security Agent as provided for in the Financial Securities Act;

(ii)	(a) immediately sell all or any part of the Security Assets through an independent authorised broker as provided for in Section 1-3 of the Enforcement Act, or (b) require a sale by a manager appointed by the court, or in any other manner that the Security Agent may find expedient in accordance with the Enforcement Act

(iii)	exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Security Assets as if it where the absolute owner thereof;

(iv)	collect any dividends and distributions due in respect of the Security Assets and apply them against the Secured Liabilities in accordance with the provisions of the Facility Agreement; and/or

(v)	do all other things in relation to the Security Assets permitted by applicable law.
5.2	Upon the occurrence of an Event of Default which is continuing the Security Agent shall, if enforcement proceedings are commenced pursuant to the Enforcement Act and upon having given 14 days’ notice to the Pledgor or such lesser period of notice (if any) permitted from time to time by the Enforcement Act, be entitled to:
(i)	subject to the provisions of the Enforcement Act or any succeeding Act, require the forced use of the Security Assets and thereby exercise all voting rights in connection therewith or require a sale by forced auction through the courts or forced sale by a manager appointed by the courts of all or any part of the Security Assets;

(ii)	subject to a separate agreement as provided for in Section 1-3 of the Enforcement Act having been entered into between the relevant parties after such Event of Default has occurred, to sell, assign or convert into money all or any part of the Security Assets in such a manner and upon such terms (i.e. by private sale) and for such consideration (whether in cash, securities or other assets) as is then agreed;

(iii)	apply any and all proceeds of such sales against the Secured Liabilities, and keep and hold any surplus as security for any amount owing (actual or contingent) in accordance with the Facility Agreement but not yet due; and

(iv)	take any other action in relation to the Security Assets permitted by the Enforcement Act, the Financial Securities Act or the Liens Act.
6.	FURTHER ASSURANCES

6.1	The Pledgor shall, at its own expense, take whatever action the Security Agent may require, for:
(i)	perfecting or protecting the security intended to be created by this Share Pledge Agreement over the Security Assets;

(ii)	upon an Event of Default having occurred and which is continuing, facilitating the realisation of the Security Assets or the exercise of any right, power or discretion exercisable by the Security Agent or any of its delegates or sub-delegates in respect of the Security Assets, subject to the provisions of the Enforcement Act;

(iii)	the execution of any transfer, conveyance, assignment or assurance of any property whether to the Security Agent or its nominees, and the giving of any notice, order or direction and the making of any registration which in any such case the Security Agent may think expedient.
7.	ASSIGNMENT

The Security Agent may assign or transfer its rights hereunder to any other bank and/or financial institution in the event that such company assumes the function of the Security Agent under the Facility Agreement.

8.	VOTING RIGHTS

8.1	Until such time as an Event of Default has been declared the Pledgor shall, without the prior written consent of the Security Agent, be entitled to vote or cause to be voted in respect of any and all of the Security Assets and give or cause to be given consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or taken which:
(i)	might result in a merger, demerger, or other reorganisation of the Company not permitted by the Facility Agreement; or

(ii)	would have the effect of amending the articles of association of the Company in any manner which would be reasonably likely to materially adversely affect (in terms of value, enforceability or otherwise) the pledge hereby created. However, provided that the Security Assets at all times remain pledged in favour of the Security Agent, any amendments to the articles of association of the Company, required pursuant to clause 21.37 of the Facility Agreement, in order to effect a de-listing of the shares of the Company, a re-registration of the Company as a private limited company and a removal of the shares of the Company from registration in the VPS shall be permitted; or

(iii)	would have the effect of materially changing the terms of the Security Assets (except to the extent permitted under the terms of the Facility Agreement) or materially prejudicing the security hereunder; or

(iv)	would have the effect of impeding the ability of the Security Agent to transfer any of the Security Assets; or

(v)	would be inconsistent with or conflict with any of the Security Documents; or

(vi)	would impair the validity or enforceability of the security created hereby; or

(vii)	would impair the value of the Security Assets.
8.2	Upon the occurrence of an Event of Default and for as long as the same is continuing, the Security Agent, on behalf of and after consultation with the Finance Parties (circumstances so permitting), may exercise all voting and other rights attached to the shares, including, without limitation, the right to convene shareholders’ meetings and waive notice and other requirements in connection therewith, and the Security Agent has the sole and exclusive right and authority to exercise such voting and consensual rights and powers.
9.	POWER OF ATTORNEY

The Pledgor hereby appoints the Security Agent as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise from time to time in the Security Agent’s discretion but only after the occurrence and during the continuance of an event of default, to take any action (including without limitation exercising voting rights in respect of the shares as set out in Clause 8.2 hereof) and to execute any instrument which the Security Agent may deem necessary or advisable in order to accomplish the purposes of this Share Pledge Agreement, including to receive, endorse and collect all instruments payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Security Assets or any part thereof and to give full discharge for the same. To the extent possible under Norwegian law, this power of attorney is irrevocable.

10.	INVALIDITY

Should any provision of this Share Pledge Agreement be or become invalid, void or unenforceable, all remaining provisions and terms hereof shall remain in full force and effect and shall in no way be invalidated, impaired or affected thereby. The parties hereto agree that they will negotiate in good faith and will replace the invalid, void or unenforceable provision with a valid and enforceable provision which reflects as much as possible the intention of the parties as referred in the provision thus replaced.

11.	GOVERNING LAW AND JURISDICTION

This Share Pledge Agreement shall be construed, governed and performed according to the laws of Norway and the parties hereto hereby submit with respect of this Share Pledge Agreement to the non-exclusive jurisdiction of the Norwegian courts, the venue to be the Oslo District Court.
This Share Pledge Agreement has been entered into on the date stated on the first page hereof.

For and on behalf of	For and on behalf of
[the Borrower]	[the Security Agent]

Schedule 1
To: [●]
Dear Sirs
NOTICE OF PLEDGE OF SHARES AND VPS ACCOUNT
Pursuant to a share pledge agreement (the “Share Pledge Agreement”) dated ___, 2005 in favour of [●] acting as security agent (the “Security Agent”), a copy of which is attached thereto, we have irrevocably pledged to the Security Agent with first priority all securities registered on our VPS account no. [●] (the “Account”) .
Capitalised terms used herein but not defined herein shall have the meanings given to them in the Share Pledge Agreement.
The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Security Agent.
Please ensure that:
—	the first priority security created by the Share Pledge Agreement is registered against the Account;

—	the Security Agent receives promptly an acknowledgment (in the form attached hereto as Annex 1) of receipt of this Notice of Pledge;

—	a note is made in the register to the effect that the Account and the securities registered on the Account are pledged in favour of the Security Agent under the terms of the Share Pledge Agreement;

—	a note is registered against the Account preventing the Pledgor from dealing with the securities registered on the Account without the prior written consent of the Security Agent.

—	the Security Agent’s address and contact details:

[●]

___, 2005

For and on behalf of [The Borrower]

Annex 1
[●]
(as Security Agent)
ACKNOWLEDGMENT OF NOTICE OF PLEDGE
We acknowledge receipt of a notice of pledge dated ___, 2005 from [the Borrower] to ourselves notifying us that [the Borrower] VPS account no. [●] (the “Account”) has been pledged in favour of yourselves in accordance with the terms of a share pledge agreement dated ___, 2005.
A copy of the notice of pledge is attached hereto. Capitalised terms used in the notice of pledge shall have the same meaning herein.
We confirm that the security created by the Share Pledge Agreement has been registered against the Share Pledge Agreement recorded in the VPS. Furthermore, we confirm that it has been registered that [the Borrower] is not entitled to deal with the securities registered on the Account without your prior written consent.
We attach hereto a true and correct transcript of the Account evidencing (i) all the securities registered on the Account in [●] and (ii) the registration on first priority of the security created by the Share Pledge Agreement.
Dated ___, 2005
For and on behalf of
[●]

SCHEDULE 12
Form of Power of Attorney
I, the undersigned [●], acting as [●] of [the Borrower], a [●] with a registered capital of [●] Euros whose registered office is located at [●] and registered with the Registry of Commerce and Companies of [●] under the number [●] (hereinafter the “Pledgor”), duly authorized by a decision of the board of directors of the Borrower dated [●], hereby grant as of the date hereof and until the end of the Security Period, as defined in the Share Pledge Agreement referred to below, full irrevocable power and authority to :
- [●], — —
with full power of substitution (hereinafter the “Security Agent”), acting on its own behalf, as well as agent for :
([●] hereinafter collectively the “Original Lenders ”)
to, without notice to, or the consent of, Pledgor :
—	execute on behalf of Pledgor the Share Pledge Agreement dated -— 2005 between the Pledgor and the Security Agent (hereinafter the “Share Pledge Agreement”) and any other security agreement and such other documents of title required to be provided under the Single Currency Term Facility Agreement dated [●] and the Share Pledge Agreement;

—	execute on behalf of Pledgor the “Pledge of VPS Account”, a draft of which is attached hereto, pertaining to the shares pledged by Pledgor under the Share Pledge Agreement ;

—	give notice of the security created by the Share Pledge Agreement to the VPS Account Manager and procure that the VPS Account Manager acknowledges the same as set under the conditions set forth in section 2.4 of the Share Pledge Agreement ;

—	only after the occurrence and during the continuance of an event of default as defined in the Share Pledge Agreement, take any action (including without limitation exercising voting rights in respect of the shares as set out in Clause 8.2 of the Share Pledge Agreement) and execute any instrument which the Security Agent may deem necessary or advisable in order to accomplish the purposes of the Share Pledge Agreement, including to receive, endorse and collect all instruments payable to the Pledgor representing any dividend, interest payment or other distribution carried out under the Share Pledge Agreement and give full discharge, and more generally :

—	take any and all action, carry out any and all necessary formalities, and execute any and all documents and instruments which may be necessary or useful to implement and effect the purposes of the Share Pledge Agreement, file, register or notify it with appropriate authorities, on behalf of, in the place and name of Pledgor, from time to time in Original Lenders’ discretion for the duration of the Share Pledge Agreement. In this respect, I hereby confirm that I have irrevocably instructed the Pledgor’s solicitors to take such steps as necessary to perfect the security created by the Share Pledge Agreement.

If for any reason, the Security Agent or the Original Lenders are unable to act on behalf of, in the place and name of Pledgor under this Power of Attorney, I, [●], acting under the same quality and authorization as that set forth above, undertake, upon request from the Security Agent and/or any or all of the Original Lenders, to immediately and at the Pledgor’s own costs, take or have any representative of the Pledgor take, any and all action, carry out any and all necessary formalities, and execute any and all documents, including if necessary the Pledge of VPS Account, and instruments which may be necessary or useful to effect the purposes of the Share Pledge Agreement and its enforcement, file, register or notify it with appropriate authorities.
Moreover, I, [●], acting under the same quality and authorization as that set forth above, hereby declare, confirm and warrant that I have irrevocably instructed the Pledgor’s solicitors at Pledgor’s expense to register the Original Lenders as the new Members of the Target as defined in the Single Currency Term Facility Agreement and issue them with new share certificates upon enforcement of the Share Pledge Agreement.
I acknowledge and agree that no failure on the part of the Security Agent and/or any or all of the Original Lenders to exercise and no delay in exercising, and no course of dealing with respect to, any right or power granted under this Power of Attorney shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power under this Power of Attorney preclude any other or further exercise thereof.
I acknowledge and agree that this Power of Attorney shall be binding upon and inure to the benefit of Pledgor and Original Lenders and their respective successors, and assigns, except that Pledgor may not assign any of its rights or obligations under this Power of Attorney without the prior written consent of Original Lenders.
I declare and warrant that this Power of Attorney supersedes any and all prior commitments, power of attorney, agreements, whether written or oral, relating to the subject matter hereof. The provisions of this Power of Attorney may be amended or waived only by an instrument in writing signed by the parties hereto with the requisite consent of Original Lenders.
This Power of Attorney shall be governed by, and interpreted under French law. The Pledgor and the Security Agent submit to the jurisdiction of the courts of Paris.

Executed in
on

[●] [the Borrower]	[Security Agent]

SCHEDULE 13
FORM OF TEG LETTER

From: To:	[the Agent] [the Borrower]
[date]
Dear Sirs,
We refer to the $375,000,000 agreement (the “Facility Agreement”) dated [●] and made between, inter alia, Compagnie Générale de Géophysique as Borrowers and Credit Suisse, Paris Branch as Agent. Terms defined in the Facility Agreement shall have the same meaning in this notice.
This is the letter referred to in Clause 8.6 (Effective Global Rate (Taux Effectif Global)) of the Facility Agreement.
The floating nature of the interest rate applicable to the Loans makes it impossible to specify a taux effectif global applicable for the duration of the Facility Agreement.
However, in order to meet the requirements of article L. 313-1 et seq. R. 313-1 and R. 313-2 of the French Code de la consommation and in accordance with the provisions of Clause 8.6 (Effective Global Rate (Taux Effectif Global)) of the Facility Agreement, we set out below an indicative calculation of the taux effectif global, based on the assumptions set out in this letter.
Assumed LIBOR and Margin:

LIBOR: Margin:	[to be completed by the Agent] [to be completed by the Agent]
Based on the assumptions set out above (and including the Margin, all fees and expenses relating to the Loans), the interest rate (taux de période) for an Interest Period (durée de période) of [to be completed by the Agent] months would be [to be completed by the Agent] % per annum and the effective global rate (taux effectif global annuel) would be [to be completed by the Agent]% per annum.

The calculations set out in this letter are for illustrative purposes only and shall not bind the parties to the Facility Agreement. Nothing expressed or implied in this letter constitutes any commitment on the part of any of the Finance Parties.
Yours sincerely,

[●]
For and on behalf
of [the Agent]

Receipt acknowledged
[●]
For and on behalf of
[the Borrower]

SCHEDULE 14
Form of Offer Guarantee
Date: [●]
Bank guarantee issued in connection with the mandatory offer to purchase all remaining shares in Target by [●] (“Offeror”).
In connection with the mandatory offer by the Offeror for the acquisition of all the issued and outstanding shares of Target (the “Shares”), in accordance with the Norwegian Securities Trading Act 1997 No 79, Section 4-1 (the “Offer”), and based on the offering document for the Offer dated [●] (the “Offer Document”) and at the request of and for the account of the Offeror we, [Bank1] and we [Bank2] (the “Guarantors”), unconditionally guarantee as for own debt (Norwegian “selvskyldnergaranti”) the payment of NOK340 per Share to shareholders of Target who have accepted the Offer in accordance with the terms of the Offer Document.
Each Guarantor’s liability under this guarantee is limited to its Guarantee Proportion of the Principal Guarantee Amount.
As used herein, the term “Principal Guarantee Amount” means: NOK[●] which is equal to the maximum payable by the Offeror pursuant to the offer price of NOK340 per share of Target multiplied with all [●] shares of Target not already owned by the Offeror plus [●]% interest per annum for a period of up to four weeks calculated from the date of settlement of the Offer.

"Guarantee Proportion” means:	[●] 50 per cent. [●] 50 per cent.
Claims under this guarantee may be made only after the date of due payment in accordance with the terms of the Offer and must be received by the Guarantors before 16.00 hours on [●], after which time this guarantee lapses, and shall be returned to [●]. Claims must be made in writing and may be made to any of the Guarantors and claims made on any one of the Guarantors shall be effective on all Guarantors in respect of the deadline for submitting a claim:

Address: Telefax:	[ ] [ ]
Claims under this guarantee shall be accompanied by:
(i)	evidence that the claimant is the owner of the shares relating to the acceptance;

(ii)	a statement by the claimant that no payment has been received for the shares relating to the acceptance; and

(iii)	a copy of the duly completed acceptance form.
Settlement will be made against transfer of the shares in question.
Pursuant to Section 10, cf. Section 3, of the Regulations of 15 December 1997, no. 1307 regarding the requirements for guarantees in respect of mandatory offers the Principal Guarantee Amount may be reduced after expiry of the acceptance period of the Offer provided that Oslo Bors permits it.
The liability of the Guarantors under this Bank Guarantee is several and not joint and neither [●] as agent for the Guarantors under this Bank Guarantee nor any Guarantors shall be liable for the failure of any other Guarantor to perform its obligations under this Bank Guarantee.
This guarantee shall be governed by and construed in accordance with Norwegian law.
[●]
as agent for the Guarantors

SCHEDULE 15
Specified Time
“D-     ” refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Loans in USD
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	D-3 10:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D-3 11.00 a.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m.

SCHEDULE 16
Form of Monthly Report
INCOME STATEMENT
2005 — Update [●] as of [●]
(in M€)

			Q1 - 0X	Q2 - 0X	HY1 - 0X	Q3 - 0X	Q4 - 0X	HY2 - 0X	Y - 0X	Y - 0X
			1 € = [●] $	[●]	1 € = [●] $	1 € = [●] $	1 € = [●] $	1 € = [●] $	1 € = [●] $	1 € = [●] $
Land	Revenues
EBIT
Offshore	Revenues
EBIT
Processing	Revenues
EBIT
Eliminations		EBIT
SERVICES	Revenues
EBIT
PRODUCTS	Revenues
EBIT
Eliminations	Revenues
GROUP	Revenues
EBIT
Headquarters
Consolidation
Restructuring & Other
EBIT
Cost of Financial Debt
Other Financial Items
Income Tax
Minority interest
Net Income

SCHEDULE 17
EXISTING FINANCIAL INDEBTEDNESS
(June 30, 2005)

				Amount
			Maximum Facility	Outstanding
Name of the Borrower	Bank	Facility Type	Amount	(30/06/2005)	Due date
Compagnie Générale de Géophysique	KBC	Overdraft	€300.000	0	At sight
Compagnie Générale de Géophysique	Natwest London	Overdraft	£500,000	£306,347	At sight
Compagnie Générale de Géophysique	Dhofar al Omani Al Fransi Mascate (Oman)	Overdraft	OMR 100,000	0	01/2006
Compagnie Générale de Géophysique	BCP	Overdraft	EGP 3,000,000	EGP 2,847,908	12/2005
Compagnie Générale de Géophysique / CGG Marine / Sercel	Natexis (agent)	Revolving Credit Facility	US$60,000,000	0	03/2007
Sercel	CIO Nantes	Overdraft	€200.000	€200.000	At sight
Sercel	CIO Nantes	Factoring of receivables	€1,552,000	€1,552,000	04/2006
Sercel	CRCA	Medium Term Loan	€1,400,000	€1,400,000	06/2006
Sercel	CRCA	Medium Term Loan	US$2,553,000	US$2,553,000	01/2008
Sercel	BCME	Medium Term Loan	US$300,000	US$300,000	10/2005
Sercel	BCME	Medium Term Loan	US$1,750,000	US$1,750,000	12/2007
Sercel	BCME	Medium Term Loan	US$1,250,000	US$1,250,000	12/2008
Sercel	BCME	Medium Term Loan	US$3,000,000	US$3,000,000	06/2010
Sercel	CIO Nantes	Medium Term Loan	US$800,000	US$800,000	04/2007
CGG Marine Resources Norge	CIC Paris	Medium Term Loan	US$20,610,485	US$10,263,459	09/2010
CGG Pan India Ltd	ICICI	Overdraft	INR 10,000,000	INR 9,100,000	06/2006
CGG Pan India Ltd	ICICI	Medium Term Loan	INR 38,400,000	INR 38,400,000	06/2006
EXGEO	Venezolano de Credito	Overdraft	VEB 10,000,000,000	VEB 10,000,000,000	12/2005
CGG do Brasil	Sudameris	Overdraft	US$1,000,000	US$949,344	12/2005
CGG do Brasil	Bicbanco	Overdraft	US$1,500,000	0	12/2005
CGG Americas	Amegy	Overdraft	US$1,000,000	0	12/2005
CGG Canada	RBC	Overdraft	C$800,000	0	12/2005
CGG Americas	Canowill	Mortgage	US$135,000	US$135,000	12/2005
Sercel Inc.	ECP	Mortgage	US$2,452,000	US$2,452,000	12/2014
Sercel England	Natwest	Mortgage	£192,000	£192,000	12/2008

				Amount
			Maximum Facility	Outstanding
Name of the Borrower	Bank	Facility Type	Amount	(30/06/2005)		Due date
Compagnie Générale de Géophysique	CSFB	High Yield Bond	US$165,000,000	US$	165,000,000	2015
Compagnie Générale de Géophysique		Convertible Bond	US$84,890,000		$85.000.000	2014

				Amount
			Maximum Facility	Outstanding
Name of the Borrower	Bank	Facility Type	Amount	(30/06/2005)	Due date
Compagnie Générale de Géophysique	BNP	Capital lease	€2,546,000	€2,546,000	2007
Compagnie Générale de Géophysique	Dresdner	Capital lease	€355.000	€355.000	2006
Compagnie Générale de Géophysique	Dresdner	Capital lease	€228.000	€228.000	2006
Compagnie Générale de Géophysique	Dresdner	Capital lease	€687.000	€687.000	2006
Compagnie Générale de Géophysique	Dresdner	Capital lease	€2.000	€2.000	2005
Compagnie Générale de Géophysique	Econocom	Capital lease	€167.000	€167.000	2006
Compagnie Générale de Géophysique	Econocom	Capital lease	€105.000	€105.000	2006
Compagnie Générale de Géophysique	Econocom	Capital lease	£38,000	£38,000	2006
Compagnie Générale de Géophysique	Econocom	Capital lease	€169.000	€169.000	2006
Compagnie Générale de Géophysique	Slibail	Capital lease	€6,699,000	€6,699,000	2005
Compagnie Générale de Géophysique	Sogelease	Capital lease	€743.000	€743.000	2006
Compagnie Générale de Géophysique	Grenke	Capital lease	€131.000	€131.000	2006
Compagnie Générale de Géophysique	IBM	Capital lease	€195.000	€195.000	2007
Compagnie Générale de Géophysique	Natexis	Capital lease	€24.000	€24.000	2005
CGG Marine	LDA	Capital lease	US$3,211,640	US$3,211,640	2006
CGG Marine	LDA	Capital lease	US $3,303,530	US $3,303,530	2006
CGG Marine	Seven Seas	Capital lease	US$1,405,090	US$1,405,090	2007
CGG Marine	IBM	Capital lease	€65.000	€65.000	2007
CGG Marine Resources Norge AS	TMI	Capital lease	US$16,798,000	US$16,798,000	2008
Sercel England	Lombart	Capital lease	£86,000	£86,000	2006

The Borrower
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

Address: Fax No: Attention:	Tour Montparnasse — 33 avenue du Maine — 75755 Paris cedex 15 +33 (0)1 64 47 34 31 Mr Stéphane-Paul Frydman
By:
The Original Guarantors
SERCEL, INC.
By:
SERCEL CANADA LTD
By:

SIGNED by	)
)
as attorney for SERCEL	)
AUSTRALIA PTY LTD under	)
power of attorney dated	)
)
in the presence of:	)
) )
)
Signature of witness	)	By executing this agreement the
	)	attorney states that the attorney has
	)	received no notice of revocation of
Name of witness (block letters))		the power of attorney

CGG AMERICAS INC
By:
CGG CANADA SERVICES LTD
By:
CGG MARINE RESOURCES NORGE AS
By:

The Arrangers
BNP PARIBAS
By:
CREDIT SUISSE
By:
The Original Lenders
BNP PARIBAS
By:
CREDIT SUISSE FIRST BOSTON INTERNATIONAL
By:
The Agent
CREDIT SUISSE, LONDON BRANCH
Address:
Fax No:
Attention:
By:

The Security Agent
BNP PARIBAS
Address:
Fax No:
Attention:
By: